EXHIBIT 99.1

Item 6.	Selected Consolidated Financial Data.

The following table presents selected financial and other data about us for the most recent five fiscal years. The historical financial and other data have been prepared on a consolidated basis derived from Patriot’s consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Patriot’s businesses and give effect to allocations of expenses from Peabody in 2007, 2006, 2005 and 2004. For periods prior to the spin-off, the historical consolidated statements of income data set forth below do not reflect changes that occurred in the operations and funding of our company as a result of our spin-off from Peabody. Magnum results are consolidated as of the date the acquisition was consummated, July 23, 2008. The historical consolidated balance sheet data set forth below reflect the assets and liabilities that existed as of the dates and the periods presented.

The selected consolidated financial data should be read in conjunction with, and are qualified by reference to, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and the accompanying notes thereto of us and our consolidated subsidiaries included elsewhere in this report. The consolidated statements of operations and cash flow data for each of the three years in the period ended December 31, 2008 and the consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements included elsewhere in this report, and should be read in conjunction with those consolidated financial statements and the accompanying notes. The consolidated balance sheet data as of December 31, 2006 and 2005 and the consolidated statement of operations for the year ended December 31, 2005 and 2004 were derived from audited consolidated financial statements that are not presented in this report. The consolidated balance sheet data as of December 31, 2004 was derived from our unaudited financial statements. In management’s opinion, these unaudited consolidated financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for the periods presented.

As required, we adopted the following authoritative guidance effective January 1, 2009: Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB 51” (SFAS No. 160); Financial Accounting Standards Board (FASB) Staff Position (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1); and FSP Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-6-1). The consolidated financial statements reflect the retrospective application of these accounting standards. See Notes to the Audited Consolidated Financial Statements included herein for further description of these changes and their related impact on the financial statements.

The financial information presented below may not reflect what our results of operations, cash flows and financial position would have been had we operated as a separate, stand-alone entity for the years ended December 31, 2007, 2006, 2005 and 2004 or what our results of operations, financial position and cash flows will be in the future.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except for share and per share data)

Results of Operations Data:
Revenues
Sales	$1,630,873	$1,069,316	$1,142,521	$960,901	$812,055
Other revenues	23,749	4,046	5,398	17,376	4,369

Total revenues	1,654,622	1,073,362	1,147,919	978,277	816,424
Costs and expenses
Operating costs and expenses	1,328,344	1,109,315	1,051,932	869,163	740,816
Depreciation, depletion and amortization	125,356	85,640	86,458	65,972	62,580
Asset retirement obligation expense	19,260	20,144	24,282	15,572	27,262
Selling and administrative expenses	38,607	45,137	47,909	57,123	58,491
Other operating (income) expense:
Net gain on disposal or exchange of assets(1)	(7,004)	(81,458)	(78,631)	(57,042)	(5,764)
Loss (income) from equity affiliates(2)	915	(63)	(60)	(15,578)	(12,335)

Operating profit (loss)	149,144	(105,353)	16,029	43,067	(54,626)
Interest expense	23,648	8,337	11,419	9,833	12,701
Interest income	(17,232)	(11,543)	(1,417)	(1,553)	(918)

Income (loss) before income taxes	142,728	(102,147)	6,027	34,787	(66,409)
Income tax provision	—	—	8,350	—	—

Net income (loss)	142,728	(102,147)	(2,323)	34,787	(66,409)
Net income attributable to the noncontrolling interest(2)	—	4,721	11,169	—	275

Net income (loss) attributable to Patriot	142,728	(106,868)	(13,492)	34,787	(66,684)
Effect of noncontrolling interest purchase arrangement	—	(15,667)	—	—	—

Net income (loss) attributable to common stockholders	$142,728	$(122,535)	$(13,492)	$34,787	$(66,684)

Earnings per share, basic	$2.23	$(2.29)	N/A	N/A	N/A
Earnings per share, diluted	$2.21	$(2.29)	N/A	N/A	N/A
Weighted average shares outstanding — basic(3)	64,080,998	53,511,478	N/A	N/A	N/A
Weighted average shares outstanding — diluted(3)	64,625,911	53,511,478	N/A	N/A	N/A
Balance Sheet Data (at period end) (2004 unaudited):
Total assets	$3,622,320	$1,199,837	$1,178,181	$1,113,058	$836,608
Total liabilities(4)	2,782,139	1,117,521	1,851,855	1,511,810	2,036,892
Total long-term debt, less current maturities	176,123	11,438	20,722	11,459	—
Total stockholders’ equity (deficit)(4)	840,181	82,316	(673,674)	(398,752)	(1,200,284)

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except for share and per share data)

Other Data:
Tons sold (in millions and unaudited)	28.5	22.1	24.3	23.8	24.6
Net cash provided by (used in):
Operating activities	$63,426	$(79,699)	$(20,741)	$17,823	$(62,205)
Investing activities	(138,665)	54,721	1,993	(29,529)	55,850
Financing activities	72,128	30,563	18,627	11,459	6,985
Adjusted EBITDA(5) (unaudited)	44,238	431	126,769	124,611	35,216
Past mining obligation payments (unaudited)	101,746	144,811	150,672	154,479	179,299
Additions to property, plant, equipment
and mine development	121,388	55,594	80,224	75,151	36,780
Acquisitions, net	9,566	47,733	44,538	—	2,490

(1)	Net gain on disposal or exchange of assets included a $37.4 million gain from an exchange of coal reserves as part of a dispute settlement with a third-party supplier in 2005, gains of $66.6 million from sales of coal reserves and surface lands in 2006 and gains of $78.5 million from the sales of coal reserves and surface land in 2007.

(2)	In March 2006, we increased our 49% interest in KE Ventures, LLC to an effective 73.9% interest and began combining KE Ventures, LLC’s results with ours effective January 1, 2006. In 2007, we purchased the remaining interest. Prior to 2006, KE Ventures, LLC was accounted for on an equity basis and included in income from equity affiliates in our consolidated statements of operations.

(3)	All share and per share amounts reflect the 2-for-1 stock split effected in the form of a 100% stock dividend effective August 11, 2008.

(4)	We adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” on December 31, 2006, and as a result, increased noncurrent liabilities and decreased total invested capital (accumulated other comprehensive loss) by $322.1 million.

(5)	Adjusted EBITDA is defined as net income (loss) attributable to Patriot before deducting net interest income and expense; income taxes; noncontrolling interest; asset retirement obligation expense; depreciation, depletion and amortization; and net sales contract accretion excluding back-to-back coal purchase and sales contracts. The net contract accretion on the back-to-back coal purchase and sale contracts reflects the net accretion related to certain coal purchase and sales contracts existing prior to July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. Adjusted EBITDA is used by management to measure operating performance, and management also believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. The term Adjusted EBITDA does not purport to be an alternative to operating income, net income or cash flows from operating activities as determined in accordance with GAAP as a measure of profitability or liquidity. Because Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is calculated as follows (unaudited):

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands)

Net income (loss) attributable to Patriot	$142,728	$(106,868)	$(13,492)	$34,787	$(66,684)
Depreciation, depletion and amortization	125,356	85,640	86,458	65,972	62,580
Sales contract accretion, net(1)	(249,522)	—	—	—	—
Asset retirement obligation expense	19,260	20,144	24,282	15,572	27,262
Interest expense	23,648	8,337	11,419	9,833	12,701
Interest income	(17,232)	(11,543)	(1,417)	(1,553)	(918)
Income tax provision	—	—	8,350	—	—
Noncontrolling interest	—	4,721	11,169	—	275

Adjusted EBITDA	$44,238	$431	$126,769	$124,611	$35,216

(1)	Net sales contract accretion resulted from the below market coal sale and purchase contracts acquired in the Magnum acquisition and was recorded at preliminarily-determined fair values in purchase accounting. The net liability generated from applying fair value to these contracts is being accreted over the life of the contracts as the coal is shipped.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

We are a leading producer of thermal coal in the eastern United States, with operations and coal reserves in Appalachia and the Illinois Basin, our operating segments. We are also a leading U.S. producer of metallurgical quality coal. Our principal business is the mining, preparation and sale of thermal coal, sold primarily to electric utilities, as well as the mining of metallurgical coal, sold to coke producers for use in the steelmaking process. In 2008, we sold 28.5 million tons of coal, of which 79% was sold to electric utilities and 21% was sold to domestic and global steel producers. In 2007, we sold 22.1 million tons of coal, of which 77% was sold to domestic electric utilities and 23% was sold to domestic and global steel producers. We typically sell coal to utility and steel-making customers under contracts with terms of one year or more. Approximately 78% and 83% of our sales were under such contracts during 2008 and 2007, respectively.

Our operations consist of sixteen mining complexes, which include company-operated mines, contractor-operated mines and coal preparation facilities. The Appalachia and Illinois Basin segments consist of our operations in West Virginia and Kentucky, respectively. We ship coal to electric utilities, industrial users and metallurgical coal customers via various company-owned and third-party loading facilities and multiple rail and river transportation routes.

Effective October 31, 2007, Patriot was spun off from Peabody Energy Corporation (Peabody). The spin-off was accomplished through a dividend of all outstanding shares of Patriot, resulting in Patriot becoming a separate, public company traded on the New York Stock Exchange (symbol PCX).

On July 23, 2008, Patriot completed the acquisition of Magnum Coal Company (Magnum). Magnum was one of the largest coal producers in Appalachia, operating 11 mines and 7 preparation plants with production from surface and underground mines and controlling more than 600 million tons of proven and probable coal reserves. Magnum’s results are included as of the date the acquisition was consummated, July 23, 2008.

Effective August 11, 2008, Patriot implemented a 2-for-1 stock split effected in the form of a 100% stock dividend. All share and per share amounts in this Annual Report on Form 10-K reflect this stock split.

As required, we adopted the following authoritative guidance effective January 1, 2009: SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB 51”; FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”; and FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The consolidated financial statements reflect the retrospective application of these accounting standards. See Notes to the Audited Consolidated Financial Statements included herein for further description of these changes and their related impact on the financial statements.

Basis of Presentation Related to Periods Prior to the Spin-Off from Peabody

The statements of operations and cash flows for the twelve months ended December 31, 2007 and 2006, and related discussions below primarily relate to our historical results prior to the spin-off from Peabody. These results may not necessarily reflect what our results of operations and cash flows would have been as a stand-alone company. The consolidated financial statements presented herein for these periods include allocations of Peabody expenses, assets and liabilities through the date of the spin-off, including the following items:

Selling and Administrative Expenses

For the periods prior to spin-off, our historical selling and administrative expenses were based on an allocation of Peabody general corporate expenses to all of its mining operations, both foreign and domestic, based on principal activity, headcount, tons sold or revenues as appropriate. The allocated expenses generally reflect service costs for marketing and sales, general accounting, legal, finance and treasury, public relations, human resources, environmental, engineering and internal audit.

Interest Expense

For the periods prior to the spin-off, our historical interest expense primarily related to fees for letters of credit and surety bonds used to guarantee our reclamation, workers’ compensation, retiree healthcare and lease obligations as well as interest expense related to intercompany notes with Peabody. Our capital structure changed following our spin-off from Peabody, and effective October 31, 2007, we entered into a four-year revolving credit facility. See Liquidity and Capital Resources — Credit Facility for information about our credit facility. The intercompany notes totaling $62.0 million with Peabody were forgiven at spin-off.

Income Tax Provision

Income taxes are accounted for using a balance sheet approach in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109). We account for deferred income taxes by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is established if it is “more likely than not” that the related tax benefits will not be realized. In determining the appropriate valuation allowance, we consider projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies and the overall deferred tax position.

SFAS No. 109 specifies that the amount of current and deferred tax expense for an income tax return group are to be allocated among the members of that group when those members issue separate financial statements. For purposes of the consolidated financial statements prepared for the twelve months ended December 31, 2007 and for the other periods prior to the spin-off, our income tax expense has been recorded as if we filed a consolidated tax return separate from Peabody, notwithstanding that a majority of the operations were historically included in the U.S. consolidated income tax return filed by Peabody. Our valuation allowance for these periods was also determined on the separate tax return basis. Additionally, our tax attributes (i.e. net operating losses and Alternative Minimum Tax credits) for these periods have been determined based on U.S. consolidated tax rules describing the apportionment of these items upon departure (i.e. spin-off) from the Peabody consolidated group.

Peabody was managing its tax position for the benefit of its entire portfolio of businesses. Peabody’s tax strategies are not necessarily reflective of the tax strategies that we would have followed or will follow as a stand-alone company, nor were they necessarily strategies that optimized our stand-alone position.

Results of Operations

Segment Adjusted EBITDA

The discussion of our results of operations below includes references to and analysis of our Appalachia and Illinois Basin Segments’ Adjusted EBITDA results. Adjusted EBITDA is defined as net income (loss) attributable to Patriot before deducting net interest income and expense; income taxes; noncontrolling interest; asset retirement obligation expense; depreciation, depletion and amortization; and net sales contract accretion excluding back-to-back coal purchase and sales contracts. The net contract accretion on the back-to-back coal purchase and sale contracts reflects the net accretion related to certain coal purchase and sales contracts existing prior to July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. Segment Adjusted EBITDA is used by management primarily as a measure of our segments’ operating performance. Because Segment Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is reconciled to its most comparable measure under generally accepted accounting principles in Item 6. Selected Consolidated Financial Data. Segment Adjusted EBITDA excludes selling, general and administrative expenses, past mining obligation expense and gain on disposal or exchange of assets and is reconciled to its most comparable measure below under Net Income (Loss).

Geologic Conditions

Our results of operations are impacted by geologic conditions as they relate to coal mining, and these conditions refer to the physical nature of the coal seam and surrounding strata and its effect on the mining process. Geologic conditions that can have an adverse effect on underground mining include thinning coal seam thickness, rock partings within a coal seam, weak roof or floor rock, sandstone channel intrusions, groundwater and increased stresses within the surrounding rock mass due to over mining, under mining and overburden changes. The term “adverse geologic conditions” is used in general to refer to these and similar situations where the geologic setting can negatively affect the normal mining process. Adverse geologic conditions would be markedly different from those that would be considered typical geological conditions for a given mine. Since approximately 75% of our 2008 production is sourced from underground operations, geologic conditions are a major factor in our results of operations.

Year ended December 31, 2008 compared to year ended December 31, 2007

Summary

Revenues were $1,654.6 million, an increase of $581.3 million, and Segment Adjusted EBITDA was $186.1 million, an increase of $84.4 million, for the year ended December 31, 2008. Net income attributable to Patriot was $142.7 million in 2008 compared to a net loss attributable to Patriot of $106.9 million in the prior year. The increase in revenue, Segment Adjusted EBITDA and net income attributable to Patriot was mainly driven by the newly-acquired Magnum operations including the impact of purchase accounting. The results of operations of Magnum are included in the Appalachia Mining Operations segment from the date of acquisition.

2008 was a volatile year in the coal markets. Coal prices significantly increased during the first half of the year, peaked in July and then declined in the later part of the year in conjunction with the overall economic downturn. Sales for our Appalachia and Illinois Basin segments reflected higher contract and spot prices. Offsetting this increase, several of our mining complexes experienced adverse geologic conditions that impacted production levels as well as higher costs related to labor, fuel, and materials and supplies.

Tons Sold and Revenues

	Year Ended December 31,		Increase (Decrease)
	2008	2007	Tons/$	%
	(Dollars and tons in thousands, except per ton amounts)

Tons Sold:
Appalachia	20,654	14,432	6,222	43.1%
Illinois Basin	7,866	7,711	155	2.0%

Total Tons Sold	28,520	22,143	6,377	28.8%

Revenue:
Appalachia Mining Operations	$1,347,230	$817,070	$530,160	64.9%
Illinois Basin Mining Operations	283,643	252,246	31,397	12.4%
Appalachia Other	23,749	4,046	19,703	487.0%

Total Revenues	$1,654,622	$1,073,362	$581,260	54.2%

Average sales price per ton sold:
Appalachia	$65.23	$56.62	$8.61	15.2%
Illinois Basin	36.06	32.71	3.35	10.2%

The increase in Appalachia revenue for the year ended December 31, 2008 compared to the prior year primarily related to $413.0 million of sales associated with the newly-acquired Magnum operations. Excluding the impact of Magnum, revenues were also affected by higher average sales prices, partially offset by lower sales volumes at the Federal and Rocklick mining complexes.

Average sales prices increased at our mining complexes, reflecting higher sales contract pricing, including the repricing of a major coal supply agreement with Peabody as part of the spin-off, and cost recovery under certain contracts for increased regulatory costs.

Sales volumes in the Appalachia segment increased in 2008, primarily due to 7.2 million tons sold from the newly-acquired Magnum operations. Excluding Magnum, sales volume decreased primarily due to production shortfalls at our Federal complex, the completion of the final longwall panel at the Harris mine during the second quarter, labor shortages for much of the year and reduced productivity at several mines.

Illinois Basin revenue increased in 2008 primarily related to higher average sales prices. Compared to the prior year, sales volumes increased slightly.

Other Appalachia revenues increased in 2008. In addition to increased royalty income, other revenues included a structured settlement on a property transaction, a settlement for past due coal royalties, which had previously been fully reserved due to the uncertainty of collection, and gains on the sale of purchased coal in the first quarter.

Segment Adjusted EBITDA

	Year Ended December 31,		Increase (Decrease)
	2008	2007	$	%
	(Dollars in thousands)

Appalachia	$172,994	$89,850	$83,144	92.5%
Illinois Basin	13,155	11,862	1,293	10.9%

Segment Adjusted EBITDA	$186,149	$101,712	$84,437	83.0%

Segment Adjusted EBITDA for Appalachia increased in 2008 from the prior year primarily due to the contribution from the newly-acquired Magnum operations and, to a lesser extent, higher sales prices, partially offset by lower sales volumes and higher operating costs. Higher operating costs related to start-up costs as we ramped up production at our Big Mountain and Kanawha Eagle mining complexes, as well as higher contract mining costs primarily related to higher material and supply and labor costs. Material and supply costs were primarily impacted by higher fuel, explosives and steel-related costs. Higher labor costs were reflective of an overall labor shortage in the Appalachia region. Segment Adjusted EBITDA for Appalachia also increased in 2008 due to the previously mentioned gains on the sale of purchased coal in the first quarter and the structured settlements in the second quarter.

Segment Adjusted EBITDA for the Illinois Basin increased in 2008 primarily due to higher average sales prices, offset by increased labor costs and higher fuel, explosives and steel-related costs.

Net Income (Loss)

	Year Ended		Increase (Decrease) to
	December 31,		Income
	2008	2007	$	%
	(Dollars in thousands)

Segment Adjusted EBITDA	$186,149	$101,712	$84,437	83.0%
Corporate and Other:
Past mining obligation expense	(110,308)	(137,602)	27,294	19.8%
Net gain on disposal or exchange of assets	7,004	81,458	(74,454)	(91.4)%
Selling and administrative expenses	(38,607)	(45,137)	6,530	14.5%

Total corporate and other	(141,911)	(101,281)	(40,630)	(40.1)%
Depreciation, depletion and amortization	(125,356)	(85,640)	(39,716)	(46.4)%
Sales contract accretion, net	249,522	—	249,522	n/a
Asset retirement obligation expense	(19,260)	(20,144)	884	4.4%
Interest expense:
Peabody	—	(4,969)	4,969	n/a
Third-party	(23,648)	(3,368)	(20,280)	(602.1)%
Interest income	17,232	11,543	5,689	49.3%

Net income (loss)	142,728	(102,147)	244,875	239.7%
Net income attributable to noncontrolling interest	—	(4,721)	4,721	n/a

Net income (loss) attributable to Patriot	142,728	(106,868)	249,596	233.6%
Effect of noncontrolling interest purchase arrangement	—	(15,667)	15,667	n/a

Net income (loss) attributable to common stockholders	$142,728	$(122,535)	$265,263	216.5%

Past Mining Obligation Expense

Past mining obligation expenses were lower in 2008 than the prior year primarily due to the retention by Peabody of a portion of the retiree healthcare liability at spin-off and a higher discount rate associated with the 2008 expenses. Past mining obligation expense at the newly-acquired Magnum operations totaled $19.0 million for the period beginning July 23, 2008, the acquisition date, primarily associated with retiree healthcare liabilities.

Net Gain on Disposal or Exchange of Assets

Net gain on disposal or exchange of assets was $74.5 million lower for 2008 compared to the prior year. The net gain on disposal or exchange of assets for 2008 included a $6.3 million gain on the exchange/sale of certain leasehold mineral interests. The net gain on disposal or exchange of assets for 2007 included coal reserve transactions that resulted in gains of $78.5 million.

Selling and Administrative Expenses

Our historical selling and administrative expenses for the year ended December 31, 2007 were based on an allocation of Peabody general corporate expenses to all of its mining operations, both foreign and domestic. Selling and administrative expenses for the year ended December 31, 2008 represent our actual expenses incurred as a stand-alone company, including expenses from the newly-acquired Magnum operations, which overall were lower than the prior year allocation.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization for 2008 increased compared to the prior year primarily due to the additional sales volume associated with the acquisition of Magnum.

Sales Contract Accretion

Sales contract accretion resulted from the below market coal sale and purchase contracts acquired in the Magnum acquisition and recorded at preliminarily-determined fair values in purchase accounting. The net liability generated from applying fair value to these contracts is being accreted over the life of the contracts as the coal is shipped.

Asset Retirement Obligation Expense

Asset retirement obligation expense decreased in 2008 compared to the prior year primarily due to accelerated reclamation work at closed mines in the first half of 2007, the acceleration of a mine closure in early 2007, and the extension of the life of our Federal mine in mid-2007 as a result of the acquisition of adjoining coal reserves, largely offset by expenses related to the newly-acquired Magnum operations.

Interest Expense (Income)

Interest expense increased for 2008 compared to the prior year due to interest and amortized origination debt fees related to our credit facility put in place at the time of the spin-off, interest and amortized debt origination fees related to our May 2008 convertible debt issuance, and a commitment fee expensed in the second quarter due to the termination of a bridge loan facility related to the Magnum acquisition. Furthermore, the adoption of FSP APB 14-1 on January 1, 2009, which required retrospective application, resulted in additional interest expense for the debt discount associated with the bifurcation of the proceeds for our convertible debt between the debt and equity components of $4.1 million, net of a $0.2 million decrease in amortization of deferred financing costs. This increase was partially offset by a reduction to interest expense in 2008 as a demand note with Peabody was forgiven at the spin-off, resulting in no similar interest expense in 2008. See Liquidity and Capital Resources for details concerning our outstanding debt and credit facility.

Interest income increased in 2008 compared to the prior year due to interest on a Black Lung excise tax refund. In addition, the Company recognized a full year of interest income on notes receivable that resulted from the sale of coal reserves in the first half of 2007.

Income Tax Provision

For the years ended December 31, 2008 and 2007, no income tax provision was recorded due to net operating losses for the year and our full valuation allowance recorded against deferred tax assets. For 2008, the primary difference between book and taxable income was the treatment of the net sales contract accretion on the below market purchase and sales contracts acquired in the Magnum acquisition, with such amounts being included in the computation of book income but excluded from the computation of taxable income.

Noncontrolling Interest

We acquired an effective controlling interest in KE Ventures, LLC during the first quarter of 2006, and began consolidating KE Ventures, LLC in our results in 2006. The portion of earnings that represents the interests of the noncontrolling owners was deducted from our income (loss) to determine net income (loss) attributable to Patriot. The noncontrolling interest recorded in 2007 represented the share of KE Ventures, LLC earnings in which the noncontrolling holders were entitled to participate. In the fourth quarter of 2007, we increased our ownership in KE Ventures to 100%.

Effect of Noncontrolling Interest Purchase Arrangement

At the spin-off, the noncontrolling interest holders of KE Ventures, LLC held an option that could require Patriot to purchase the remaining 18.5% of KE Ventures, LLC upon a change in control. Upon the spin-off from Peabody, the noncontrolling owners of KE Ventures, LLC exercised this option, and we acquired the remaining noncontrolling interest in KE Ventures, LLC on November 30, 2007 for $33.0 million. Because the option requiring Patriot to purchase KE Ventures, LLC is considered a mandatorily redeemable instrument outside of our control, amounts paid to the noncontrolling interest holders in excess of carrying value of the noncontrolling interest in KE Ventures, LLC, or $15.7 million, was reflected as an increase in net loss attributable to common stockholders in 2007. This obligation was fully redeemed as of December 31, 2007.

Year ended December 31, 2007 compared to year ended December 31, 2006

Summary

Revenues were $1,073.4 million and Segment Adjusted EBITDA was $101.7 million for the year ended December 31, 2007, both lower than the prior year primarily driven by lower sales volumes due to production shortfalls. Production shortfalls resulted from a delayed longwall move at one of our mines and increased levels of adverse geologic conditions including excessive groundwater from heavy spring rains, roof falls and roof partings. Net loss attributable to Patriot was $106.9 million in 2007 compared to $13.5 million in the prior year. The increased net loss attributable to Patriot was mainly driven by the lower sales volumes and higher operating costs.

Tons Sold and Revenues

	Year Ended December 31,		Increase (Decrease)
	2007	2006	Tons/$	%
	(Dollars and tons in thousands, except per ton amounts)

Tons Sold:
Appalachia	14,432	15,292	(860)	(5.6)%
Illinois Basin	7,711	8,998	(1,287)	(14.3)%

Total Tons Sold	22,143	24,290	(2,147)	(8.8)%

Revenue:
Appalachia	$821,116	$890,198	$(69,082)	(7.8)%
Illinois Basin	252,246	257,721	(5,475)	(2.1)%

Total Revenues	$1,073,362	$1,147,919	$(74,557)	(6.5)%

Average sales price per ton sold:
Appalachia	$56.89	$58.21	$(1.32)	(2.3)%
Illinois Basin	32.71	28.64	4.07	14.2%

The decrease in the Appalachia revenue for the year ended December 31, 2007 compared to the prior year reflected lower sales volumes driven by adverse geologic conditions, a delayed longwall move at one of our mines, and the loss of a coal supplier in late 2006, partially offset by additional volumes from the Black Stallion contract mine, which began production in the third quarter of 2006. Adverse geologic conditions included roof falls and partings that reduced saleable coal yields.

The decrease in the Illinois Basin revenue for the year ended December 31, 2007 compared to the prior year reflected reduced sales volumes associated mainly with the closure of the Big Run mine, partially offset by higher pricing principally resulting from a price increase on a long-term contract under the market price adjustment provision of the contract.

Segment Adjusted EBITDA

	Year Ended December 31,		Increase (Decrease)
	2007	2006	$	%
	(Dollars in thousands)

Appalachia	$89,850	$204,827	$(114,977)	(56.1)%
Illinois Basin	11,862	(1,900)	13,762	n/a

Segment Adjusted EBITDA	$101,712	$202,927	$(101,215)	(49.9)%

Segment Adjusted EBITDA for Appalachia decreased in 2007 from the prior year primarily due to lower sales volume as described above and higher operating costs primarily due to additional materials and supplies required for the delayed longwall move at one of our mines, roof control, equipment repair and maintenance, as well as higher labor expenses related to a labor agreement that became effective on January 1, 2007, partially offset by lower revenue-based taxes and royalties.

Segment Adjusted EBITDA for the Illinois Basin increased in 2007 from the prior year primarily due to the higher average sales price as discussed above. Operating costs decreased in 2007 compared to the prior year primarily due to the closure of the Big Run mine, partially offset by higher costs related to preparation plant maintenance and additional equipment requirements at one of our mines associated with roof falls and excessive water.

Net Income (Loss)

	Year Ended
	December 31,		Increase (Decrease) to Income
	2007	2006	$	%
	(Dollars in thousands)

Segment Adjusted EBITDA	$101,712	$202,927	$(101,215)	(49.9)%
Corporate and Other:
Past mining obligation expense	(137,602)	(106,880)	(30,722)	(28.7)%
Net gain on disposal of assets	81,458	78,631	2,827	3.6%
Selling and administrative expenses	(45,137)	(47,909)	2,772	5.8%

Total corporate and other	(101,281)	(76,158)	(25,123)	(33.0)%
Depreciation, depletion and amortization	(85,640)	(86,458)	818	0.9%
Asset retirement obligation expense	(20,144)	(24,282)	4,138	17.0%
Interest expense:
Peabody	(4,969)	(5,778)	809	14.0%
Third-Party	(3,368)	(5,641)	2,273	40.3%
Interest income	11,543	1,417	10,126	n/a

Income (loss) before income taxes	(102,147)	6,027	(108,174)	n/a
Income tax provision	—	(8,350)	8,350	n/a

Net income (loss)	(102,147)	(2,323)	(99,824)	n/a
Net income attributable to the noncontrolling interest	(4,721)	(11,169)	6,448	57.7%

Net income (loss) attributable to Patriot	(106,868)	(13,492)	(93,376)	n/a
Effect of noncontrolling interest purchase arrangement	(15,667)	—	(15,667)	n/a

Net income (loss) attributable to common stockholders	$(122,535)	$(13,492)	$(109,043)	n/a

Past Mining Obligation Expense

Past mining obligation expenses were higher in 2007 than the prior year primarily due to higher retiree healthcare costs resulting from higher amortization of actuarial loss and increased funding for multi-employer healthcare and pension plans in accordance with provisions of 2006 legislation and the 2007 NBCWA (effective January 1, 2007). Our 2007 and 2006 operating costs included approximately $51.9 million and $46.1 million, respectively, for certain retiree healthcare obligation expenses that would have been assumed by Peabody had the proposed spin-off occurred at the beginning of each period.

Net Gain on Disposal of Assets

Net gain on disposal of assets was $2.8 million higher for 2007. The net gain for the 2007 period was attributable principally to the sale of 88 million tons of coal reserves, and surface land in Kentucky and the Big Run mine for $26.5 million in cash and $69.4 million in notes receivable which resulted in a gain of $78.5 million. The net gain for the 2006 period was primarily attributable to the sale of coal reserves and surface land located in Kentucky and West Virginia for proceeds of $84.9 million, including cash of $31.8 million and notes receivable of $53.1 million which resulted in a gain of $66.6 million. Property sales in 2007 and 2006 are not indicative of the level we would expect on an ongoing basis.

Selling and Administrative Expenses

For the period prior to the spin-off, our historical selling and administrative expenses are based on an allocation of Peabody general corporate expenses to all of its mining operations, both foreign and domestic. The decrease of $2.8 million in 2007 compared to 2006 reflected changes in Peabody’s allocable selling and administrative expenses as well as changes to the allocation base. These allocated expenses are not necessarily indicative of the costs we would incur as a stand-alone company.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization for 2007 decreased slightly compared to 2006 primarily due to the closure of the Big Run mine.

Asset Retirement Obligation Expense

Asset retirement obligation expense decreased in 2007 compared to the prior year primarily due to accelerated reclamation work at closed mines in 2006 with less activity in 2007.

Interest Expense (Income)

Third party interest expense decreased in 2007 as KE Ventures, LLC repaid $23.8 million in bank loans in the second half of 2006 and replaced the bank debt with a Peabody note which was subsequently forgiven at spin-off.

Interest income increased in 2007 compared to the prior year due to additional interest income on notes receivable that resulted from the sale of Kentucky coal reserves in the second half of 2006 and the first half of 2007.

Income Tax Provision

In 2006, we incurred $8.4 million of tax obligation for federal taxes from the disposal of assets and the preference limitation on percentage depletion. Patriot was included in Peabody’s consolidated group during 2006 and the consolidated group had sufficient net operating losses available to offset the taxable income of Patriot, so this tax obligation did not require Patriot to make cash payments.

Noncontrolling Interest

We acquired an effective controlling interest in KE Ventures, LLC during the first quarter of 2006, and began consolidating KE Ventures, LLC in our results in 2006. The portion of earnings that represents the interest of the noncontrolling owners was deducted from our net income (loss) to determine net income (loss) attributable to Patriot. The noncontrolling interest recorded in 2007 and 2006 represented the share of KE Ventures, LLC earnings in which the noncontrolling holders were entitled to participate. In the fourth quarter of 2007, we increased our ownership in KE Ventures to 100%.

Effect of Noncontrolling Interest Purchase Arrangement

Upon the spin-off from Peabody, the noncontrolling interest holders of KE Ventures, LLC held an option that could require Patriot to purchase the remaining 18.5% of KE Ventures, LLC upon a change in control. The noncontrolling owners of KE Ventures, LLC exercised this option in 2007, and we acquired the remaining noncontrolling interest in KE Ventures, LLC on November 30, 2007 for $33.0 million. Because the option requiring Patriot to purchase KE Ventures, LLC is considered a mandatorily redeemable instrument outside of our control, amounts paid to the noncontrolling interest holders in excess of carrying value of the noncontrolling interest in KE Ventures, LLC, or $15.7 million, was reflected as an increase in net loss attributable to common stockholders in 2007. This obligation was fully redeemed as of December 31, 2007.

Outlook

Market

The recent global recession resulted in decreased demand worldwide for steel and electricity beginning in the third quarter of 2008. Since the beginning of the fourth quarter, production utilization at U.S. steel mills has dropped from approximately 83% to 44%. Globally, blast furnace iron production decreased 16% during the fourth quarter. As a result, domestic and international steel mills have significantly reduced coal purchases.

Historically, during periods of economic downturn, world demand for basic inputs, including for electricity and steel production, have decreased. Traded prices for thermal coal delivered into northern Europe decreased 45% during the fourth quarter of 2008. U.S. producers that previously sold into the export thermal market are now selling their coals into the U.S. thermal market. Additionally, increased production and decreased industrial demand of natural gas have caused natural gas prices to decrease 25% during the fourth quarter of 2008. At the same time, electricity consumption declined 1.6% in the fourth quarter of 2008 compared to the prior year. As a result of the redirected export and metallurgical coal shipments, decreased natural gas prices and lower coal-fueled electricity demand, traded U.S. thermal coal prices have fallen approximately 50% since the beginning of the fourth quarter.

Throughout the industry, mines will likely close and expansions will be curtailed if coal prices fall below marginal costs. In the U.S. and internationally, approximately 37 and 22 million tons, respectively, of production cuts for 2009 have been announced. In the U.S., mine closures have been a mix of thermal and metallurgical coal, while most international mine closures have been at Australian, Canadian and Russian metallurgical coal mines. Additional reductions are expected during 2009 as suppliers react to lower demand and pricing.

As the result of lower coal-fueled generation, eastern U.S. utility coal stockpiles grew 20% during the fourth quarter of 2008. However, eastern coal inventories were only 1.9 million tons higher than a year ago and are at the approximate mid-point of their five year range.

While the weak global economy is negatively affecting the coal industry in the short-term, coal’s long-term future remains positive. Prior to the recent economic recession, international coal markets had been growing, driven by increased demand from the growing economies of China and India where coal is both the primary domestic source of fuel and the lowest-cost imported fuel for electricity generation. We do not currently sell coal into China, but Chinese demand is important in determining worldwide coal prices and global supply. Prior to the recent economic recession, domestic demand increases in South Africa, Vietnam, and Russia had also resulted in lower exports from those countries. Brazil had been experiencing increased steel production resulting in the need for more coal imports. Additionally, the coal industries in Germany and Poland have been shutting down as their coal reserves deplete, and coal exports from Australia, a major coal producer, have been impacted by infrastructure limitations driven by rail and port constraints. We believe that as the economy recovers, supply and demand will come back into balance. Further, mine closures in 2009 should accelerate the return to market equilibrium.

Patriot Operations

As discussed more fully under Item 1A. Risk Factors, our results of operations in the near-term could be negatively impacted by unforeseen adverse geologic conditions or equipment problems at mining locations; increased labor costs due to the shortage of skilled labor; the inability of contract miners to fulfill delivery terms of their contracts; delays in obtaining required permits for new mining operations; coal mining laws and regulations; rising prices of key supplies, mining equipment and commodities; the unavailability of transportation for coal shipments; the availability and costs of credit, surety bonds and letters of credit; and the recent economic recession. On a long-term basis, our results of operations could be impacted by our ability to secure or acquire high-quality coal reserves; our ability to attract and retain skilled employees and contract miners; our ability to find replacement buyers for coal under contracts with comparable terms to existing contracts; and the passage of new or expanded regulations that could limit our ability to mine, increase our mining costs, or limit our customers’ ability to utilize coal as fuel for electricity generation. If upward pressure on costs exceeds our ability to realize sales increases, or if we experience unanticipated operating or transportation difficulties, our operating margins would be negatively impacted. In 2008, we experienced higher costs related to steel-related products (including roof control), replacement parts, belting products, fuel, explosives, contract mining and healthcare. However, these prices declined during the second half of 2008. In conjunction with a comprehensive strategic review of operations upon acquisition of Magnum, management has continued to focus on controlling costs and optimizing performance.

In light of the Magnum acquisition, we have performed a comprehensive strategic review of our mining complexes and their relative cost structures. We announced the idling of our Jupiter mining complex in October 2008. In January 2009, we announced the idling of our Remington mining complex and Black Oak mine and reduced activity at the Rocklick preparation plant. We are reacting to the changes in demand by refining our production plans and optimizing our mining complexes with the goal of becoming more cost-competitive.

Operationally, we have experienced adverse geologic conditions that have impacted our Federal and Panther longwall operations and accordingly, our financial results during 2008. In the fourth quarter of 2008, we upgraded our longwall shearer at the Panther complex. We anticipate improved mining conditions at both the Federal and Panther complexes by the end of the first quarter of 2009. We have adjusted the mine plan for future panels at both complexes to minimize the impact of difficult geology.

Our industry continues to face new regulations and more aggressive enforcement surrounding both environmental and mining statutes. With this more costly regulatory landscape, we are aggressively seeking customer reimbursement under applicable coal supply agreements. We are also actively pursuing the restructuring of certain below-market legacy coal supply agreements.

We are targeting 2009 sales volume of 36 to 38 million tons. As of December 31, 2008, our total unpriced planned production for 2009 included up to 2.0 million tons of met volumes and up to 1.0 million tons of thermal volumes. Of expected 2010 volumes, up to 7.0 million tons of met and up to 12.0 million tons of thermal volumes remained unpriced as of December 31, 2008.

The guidance provided under the caption Outlook should be read in conjunction with the section entitled Cautionary Notice Regarding Forward Looking Statements on page 2 and Item 1A. Risk Factors. Actual events and results may vary significantly from those included in or contemplated or implied by the forward-looking statements under Outlook. For additional information regarding some of the risks and uncertainties that affect our business, see Item 1A. Risk Factors.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Generally accepted accounting principles require that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Employee-Related Liabilities

We have significant long-term liabilities for our employees’ postretirement benefit costs and workers’ compensation obligations. Detailed information related to these liabilities is included in Notes 15 and 17 to our consolidated financial statements. Expense for the year ended December 31, 2008 for these liabilities totaled $91.1 million, while payments were $70.3 million.

Our postretirement benefit and certain components of our workers’ compensation obligations are actuarially determined, and we use various actuarial assumptions, including the discount rate and future cost trends, to estimate the costs and obligations for these items. Our discount rate is determined by utilizing a hypothetical bond portfolio model which approximates the future cash flows necessary to service our liabilities. We make assumptions related to future trends for medical care costs in the estimates of retiree healthcare and work-related injuries and illness obligations. Our medical trend assumption is developed by annually examining the historical trend of our cost per claim data.

If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially from our current estimates. Moreover, regulatory changes could increase our obligation to satisfy these or additional obligations. Our most significant employee liability is postretirement healthcare. Assumed discount rates and healthcare cost trend rates have a significant effect on the expense and liability amounts reported for healthcare plans. Below we have provided two separate sensitivity analyses to demonstrate the significance of these assumptions in relation to reported amounts.

Healthcare cost trend rate:

	+1.0%	-1.0%
	(Dollars in thousands)

Effect on total service and interest cost components	$10,058	$(8,220)
Effect on (gain)/loss amortization component	20,651	(17,148)
Effect on total postretirement benefit obligation	127,213	(105,631)

Discount rate:

	+0.5%	-0.5%
	(Dollars in thousands)

Effect on total service and interest cost components	$460	$(568)
Effect on (gain)/loss amortization component	(8,548)	8,998
Effect on total postretirement benefit obligation	(52,655)	55,429

Asset Retirement Obligations

Our asset retirement obligations primarily consist of spending estimates for surface land reclamation and support facilities at both underground and surface mines in accordance with federal and state reclamation laws as defined by each mining permit. Asset retirement obligations are determined for each mine using various estimates and assumptions including, among other items, estimates of disturbed acreage as determined from engineering data, estimates of future costs to reclaim the disturbed acreage, the timing of these cash flows, and a credit-adjusted, risk-free rate. As changes in estimates occur (such as mine plan revisions, changes in estimated costs, or changes in timing of the reclamation activities), the obligation and asset are revised to reflect the new estimate after applying the appropriate credit-adjusted, risk-free rate. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could be materially different than currently estimated. Moreover, regulatory changes could increase our obligation to perform reclamation and mine closing activities. Asset retirement obligation expense for the year ended December 31, 2008, was $19.3 million, and payments totaled $6.5 million. See detailed information regarding our asset retirement obligations in Note 14 to our consolidated financial statements.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is “more likely than not” that some portion or all of the deferred tax asset will not be realized. In our annual evaluation of the need for a valuation allowance, we take into account various factors, including the expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in our annual evaluation of our valuation allowance, we may record a change in valuation allowance through income tax expense in the period this determination is made. As of December 31, 2008 and 2007, we maintained a full valuation allowance against our net deferred tax assets.

We have also adopted Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN No. 48). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Additional detail regarding how we account for income taxes and the effect of income taxes on our consolidated financial statements is available in Note 12.

Revenue Recognition

In general, we recognize revenues when they are realizable and earned. We generated substantially all of our revenue in 2008 from the sale of coal to our customers. Revenue from coal sales is realized and earned when risk of loss passes to the customer. Coal sales are made to our customers under the terms of coal supply agreements, most of which have a term of one year or more. Under the typical terms of these coal supply agreements, risk of loss transfers to the customer at the mine or port, where coal is loaded to the rail, barge, ocean-going vessel, truck or other transportation source that delivers coal to its destination.

With respect to other revenues, other operating income, or gains on asset sales recognized in situations unrelated to the shipment of coal, we carefully review the facts and circumstances of each transaction and apply the relevant accounting literature as appropriate. We do not recognize revenue until the following criteria are met:

persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectability is reasonably assured.

Share-Based Compensation

We have an equity incentive plan for employees and eligible non-employee directors that allows for the issuance of share-based compensation in the form of restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units. We recognize share-based compensation expense in accordance with SFAS No. 123(R), “Share-Based Payment”. We utilize the Black-Scholes option pricing model to determine the fair value of stock options. Determining the fair value of share-based awards requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility, and a risk-free rate. Judgment is also required in estimating the amount of share-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, share-based compensation expense could be materially impacted.

Impairment of Long-Lived Assets

Impairment losses on long-lived assets used in operations are recorded when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets under various assumptions are less than the carrying amounts of those assets. Impairment losses are measured by comparing the estimated fair value of the impaired asset to its carrying amount. There were no impairment losses recorded during the periods covered by the consolidated financial statements.

Business Combinations

We account for our business acquisitions using the purchase method of accounting consistent with the requirements of SFAS No. 141, “Business Combinations”. Under this method of accounting, the purchase price is allocated to the fair value of the net assets acquired. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment, and the utilization of independent valuation experts, and often involves the use of significant estimates and assumptions, including, but not limited to, assumptions with respect to future cash flows, discount rates and asset lives.

Liquidity and Capital Resources

Our primary sources of cash include sales of our coal production to customers, sales of non-core assets and financing transactions. Our primary uses of cash include our cash costs of coal production, capital expenditures, interest costs and costs related to past mining obligations as well as acquisitions. Our ability to service our debt (interest and principal) and acquire new productive assets or businesses is dependent upon our ability to continue to generate cash from the primary sources noted above in excess of the primary uses. We expect to fund our capital expenditure requirements with cash generated from operations or borrowed funds as necessary.

Net cash provided by operating activities was $63.4 million for the year ended December 31, 2008, an increase of $143.1 million compared to the prior year. This increase in net cash provided related to improved operating results of $82.1 million, as well as positive working capital changes of $61.0 million.

Net cash used in investing activities was $138.7 million for the year ended December 31, 2008, a decrease of $193.4 million compared to cash provided by investing activities of $54.7 million in the prior year. The increase in cash used reflected higher capital expenditures of $65.8 million, a decrease to net transactions with Peabody of $132.6 million, and lower cash proceeds from disposals of assets of $27.3 million, partially offset by an increase in cash provided by acquisitions of $59.2 million. Additionally in 2008, $16.3 million was used for investment in joint ventures.

Net cash provided by financing activities was $72.1 million for the year ended December 31, 2008, an increase of $41.6 million compared to the prior year. In 2008 we received $200.0 million in gross proceeds from the convertible note as well as $23.0 million in short-term borrowings on our credit facility, offset by the termination of Magnum’s debt facility of $136.8 million and a net decrease in cash contributions from Peabody of $43.7 million.

Promissory Notes

In conjunction with an exchange transaction involving the acquisition of Illinois Basin coal reserves in 2005, the Company entered into Promissory Notes. Annual installments of $1.7 million on the Promissory Notes for principal and interest are payable beginning in January 2008 and running through January 2017. At December 31, 2008, the balance on the Promissory Notes was $11.4 million, $1.0 million of which was a current liability.

Credit Facility

Effective October 31, 2007, we entered into a $500 million, four-year revolving credit facility, which includes a $50 million swingline sub-facility and a letter of credit facility. This facility is available for our working capital requirements, capital expenditures and other corporate purposes. As of December 31, 2008 the balance of outstanding letters of credit issued against the credit facility totaled $351 million, and $23 million short-term borrowings were outstanding under the facility. Availability under the credit facility as of December 31, 2008 was $126 million.

The obligations under our credit facility are secured by a first lien on substantially all of our assets, including but not limited to certain of our mines and coal reserves and related fixtures and accounts receivable. The credit facility contains certain customary covenants, including financial covenants limiting our total indebtedness (maximum leverage ratio of 2.75) and requiring minimum EBITDA coverage of interest expense (minimum interest coverage ratio of 4.0), as well as certain limitations on, among other things, additional debt, liens, investments, acquisitions and capital expenditures, future dividends and asset sales. The credit facility calls for quarterly reporting of compliance with financial covenants. The financial covenants are calculated based on pro forma results as if we acquired Magnum on January 1, 2008 and EBITDA as defined by the credit agreement. The terms of the credit facility also contain certain customary events of default, which will give the lender the right to accelerate payments of outstanding debt in certain circumstances. Customary events of default include breach of covenants, failure to maintain required ratios, failure to make principal payments or to make interest or fee payments within a grace period, and default, beyond any applicable grace period, on any of our other indebtedness exceeding a certain amount.

In connection with the merger agreement with Magnum, Patriot entered into an amendment dated as of April 2, 2008 to the credit facility. The amendment among other things, (i) permitted the merger with Magnum and the transactions contemplated by the merger agreement, (ii) increased the rate of interest applicable to loans and letters of credit fees under the credit facility and (iii) modified certain covenants and related definitions to allow for changes in permitted indebtedness, permitted liens, permitted capital expenditures and other changes in respect of us and our subsidiaries in connection with the acquisition. The increase in the interest rate and the covenant modifications were effective with the closing of the acquisition. In connection with Patriot’s issuance of the convertible notes discussed below, Patriot entered into an amendment to the credit facility dated as of May 19, 2008, allowing the issuance of the convertible notes and modifying certain covenants for the period prior to the closing of the Magnum acquisition. On September 25, 2008, Patriot entered into an amendment to the credit facility allowing, among other things, permitted securitization programs without adjusting the capacity of the credit facility. At December 31, 2008, we were in compliance with the covenants of our amended credit facility.

Private Convertible Notes Issuance

On May 28, 2008, Patriot completed a private offering of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013 (the notes), including $25 million related to the underwriters’ overallotment option. The net proceeds of the offering were $193.5 million after deducting the initial purchasers’ commissions and fees and expenses of the offering and were used to repay Magnum’s credit facility at the date of acquisition. We have retrospectively applied the provisions of FSP APB 14-1, which was adopted on January 1, 2009, to these notes. FSP APB 14-1 specifies that issuers of convertible debt instruments that may settle in cash upon conversion must bifurcate the proceeds from the debt issuance between debt and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The equity component reflects the value of the conversion feature of the notes.

We utilized an interest rate of 8.85% to reflect the nonconvertible market rate of our offering upon issuance, which resulted in a $44.7 million discount to the convertible note balance and an increase to “Additional paid-in capital” to reflect the value of the conversion feature. The nonconvertible market interest rate was based on an analysis of similar securities trading in the market at the pricing date of the issuance, taking into account company specific data such as credit spreads and implied volatility. In addition, we allocated the financing costs related to the issuance of the convertible instruments between the debt and equity components. We will amortize the debt discount over the contractual life of the convertible notes, resulting in additional interest expense above the contractual coupon amount.

At December 31, 2008, based on the required application of FSP APB 14-1, the principal amount of the convertible notes of $200.0 million, net of the debt discount of $40.4 million, results in a long-term convertible note balance of $159.6 million. The additional interest expense resulting from the application of FSP APB 14-1 above the stated coupon rate of 3.25% for the year ended December 31, 2008 was $4.1 million, net of a $0.2 million decrease to amortization of deferred financing costs. There was no corresponding interest expense in the years ended December 31, 2007 and 2006.

Interest on the notes is payable semi-annually in arrears on May 31 and November 30 of each year, beginning November 30, 2008. The notes mature on May 31, 2013, unless converted, repurchased or redeemed in accordance with their terms prior to such date. The notes are senior unsecured obligations and rank equally with all of our existing and future senior debt and are senior to any subordinated debt. Patriot used the proceeds of the offering to repay Magnum’s existing senior secured indebtedness and acquisition related fees and expenses. All remaining amounts were used for other general corporate purposes.
The notes are convertible into cash and, if applicable, shares of Patriot’s common stock during the period from issuance to February 15, 2013, subject to certain conditions of conversion as described below. The conversion rate for the notes is 14.7778 shares of Patriot’s common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $67.67 per share of common stock. The conversion rate and the conversion price are subject to adjustment for certain dilutive events, such as a future stock split or a distribution of a stock dividend.

The notes require Patriot to settle all conversions by paying cash for the lesser of the principal amount or the conversion value of the notes, and by settling any excess of the conversion value over the principal amount in cash or shares, at our option.

Holders of the notes may convert their notes prior to the close of business on the business day immediately preceding February 15, 2013, only under the following circumstances: (1) during the five trading day period after any ten consecutive trading day period (the measurement period) in which the trading price per note for each trading day of that measurement period was less than 97% of the product of the last reported sale price of Patriot’s common stock and the conversion rate on each such trading day; (2) during any calendar quarter after the calendar quarter ending September 30, 2008, and only during such calendar quarter, if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on each such trading day; (3) if such holder’s notes have been called for redemption or (4) upon the occurrence of corporate events specified in the indenture. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, February 15, 2013 until the close of business on the business day immediately preceding the maturity date.

The number of shares of Patriot’s common stock that we may deliver upon conversion will depend on the price of its common stock during an observation period as described in the indenture. Specifically, the number of shares deliverable upon conversion will increase as the common stock price increases above the conversion price of $67.67 per share during the observation period. The maximum number of shares that Patriot may deliver is 2,955,560. However, if certain fundamental changes occur in Patriot’s business that are deemed “make-whole fundamental changes” in the indenture, the number of shares deliverable on conversion may increase, up to a maximum amount of 4,137,788 shares. These maximum amounts are subject to adjustment for certain dilutive events, such as a stock split or a distribution of a stock dividend.

Holders of the notes may require Patriot to repurchase all or a portion of their notes upon a fundamental change in Patriot’s business, as defined in the indenture. The holders would receive cash for 100% of the principal amount of the notes, plus any accrued and unpaid interest.

Patriot may redeem (i) some or all of the notes at any time on or after May 31, 2011, but only if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date Patriot provides the relevant notice of redemption exceeds 130% of the conversion price in effect on each such trading day, or (ii) all of the notes if at any time less than $20 million in aggregate principal amount of notes remain outstanding. In both cases, notes will be redeemed for cash at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to, but excluding, the relevant redemption date.

Under the indenture for the notes, if Patriot fails to timely file any document or report required to be filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (other than reports on Form 8-K), Patriot is required to pay additional interest on the notes of 0.50% of the principal balance of the notes. Per the guidance set forth in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), this additional interest feature is considered an embedded derivative. Management has determined the fair value of this embedded derivative is de minimis as the probability of reports not being filed timely is remote and we have no history of late submissions.

The notes and any shares of common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any state securities laws. The notes were only offered to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.

Bridge Loan Facility

In connection with the Magnum acquisition agreement, Patriot obtained a subordinated bridge loan financing commitment, allowing us to draw up to $150 million under the related bridge loan facility at the effective date of the acquisition to repay a portion of the outstanding debt of Magnum. Patriot terminated the financing commitment on May 30, 2008, as a result of the notes issuance. Patriot paid $1.5 million in commitment fees in connection with the financing commitment, which were included in “Interest expense” in the consolidated statements of operations.

Other

We do not anticipate that we will pay cash dividends on our common stock in the near term. The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will be dependent upon covenant limitations in our credit facility and other debt agreements, our financial condition and future earnings, our capital, legal and regulatory requirements, and other factors our Board deems relevant.

Contractual Obligations

	Payments Due by Year as of December 31, 2008
	Within	2-3	4-5	After
	1 Year	Years	Years	5 Years
	(Dollars in thousands)

Long-term debt obligations (principal and interest)	$12,975	$22,661	$213,150	$6,800
Operating lease obligations	41,853	60,736	27,938	2,755
Coal reserve lease and royalty obligations	25,056	43,666	36,918	86,692
Other long-term liabilities(1)	106,156	238,293	258,039	903,026

Total contractual cash obligations	$186,040	$365,356	$536,045	$999,273

(1)	Represents long-term liabilities relating to our postretirement benefit plans, work-related injuries and illnesses and mine reclamation and end-of-mine closure costs.

As of December 31, 2008, we had $68.1 million of purchase obligations for capital expenditures. Total capital expenditures for 2009 are expected to range from $100 million to $125 million and relate to replacement, improvement, or expansion of existing mines as well as the development of the Blue Creek and Hill Fork mines. Approximately $14 million of the expected capital expenditures relate to safety equipment that will be utilized to comply with recently issued federal and state regulations.

Off-Balance Sheet Arrangements and Guarantees

In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees, indemnifications, and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. Liabilities related to these arrangements are not reflected in our consolidated balance sheets, and we do not expect any material adverse effect on our financial condition, results of operations or cash flows to result from these off-balance sheet arrangements.

Patriot has used a combination of surety bonds and letters of credit to secure our financial obligations for reclamation, workers’ compensation, postretirement benefits and lease obligations as follows as of December 31, 2008:

			Workers’	Retiree
	Reclamation	Lease	Compensation	Health
	Obligations	Obligations	Obligations	Obligations	Other(1)	Total
	(Dollars in thousands)

Surety bonds	$135,506	$—	$—	$—	$19,487	$154,993
Letters of credit	92,239	13,399	189,488	49,849	5,841	350,816

	$227,745	$13,399	$189,488	$49,849	$25,328	$505,809

(1)	Includes collateral for surety companies and bank guarantees, road maintenance and performance guarantees.

Additionally, as of December 31, 2007, Peabody continued to guarantee certain bonds (self bonding) related to Patriot liabilities that had not yet been replaced by our surety bonds. As of December 31, 2007, Peabody self bonding related to Patriot liabilities aggregated $22.8 million, of which $19.9 million was for post-mining reclamation and $2.9 million was for other obligations. Patriot replaced these Peabody self bonds in 2008.

As of December 31, 2008, Arch Coal, Inc. (Arch) held surety bonds of $93.6 million related to properties acquired by Patriot in the Magnum acquisition, of which $91.9 million related to reclamation. As a result of the acquisition, Patriot is required to post letters of credit in Arch’s favor at an increasing percentage of the accrued reclamation liabilities beginning August 2009 through February 2011.

In relation to an exchange transaction involving the acquisition of Illinois Basin coal reserves in 2005, we guaranteed bonding for a partnership in which we formerly held an interest. The aggregate amount that we guaranteed was $2.8 million and the fair value of the guarantee recognized as a liability was $0.3 million as of December 31, 2008. Our obligation under the guarantee extends to September 2015.

In connection with the spin-off, Peabody assumed certain of Patriot’s retiree healthcare liabilities. These liabilities totaled $597.6 million as of December 31, 2008. These liabilities included certain obligations under the Coal Act for which Peabody and Patriot are jointly and severally liable, obligations under the 2007 NBCWA for which we are secondarily liable, and obligations for certain active, vested employees of Patriot.

Newly Adopted Accounting Pronouncements

FASB Staff Position APB 14-1

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 changes the accounting for our convertible notes, specifying that issuers of convertible debt instruments that may settle in cash upon conversion must bifurcate the proceeds from the debt issuance between debt and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The equity component reflects the value of the conversion feature of the notes. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008. We adopted the provisions of FSP APB 14-1 effective January 1, 2009, and have retrospectively applied the provisions to our 3.25% Convertible Senior Notes issued in May 2008. See Note 13 for additional disclosures regarding the impact of adoption.

FASB Staff Position EITF 03-6-1

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP EITF 03-6-1 addresses whether instruments granted in share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and need to be included in the earnings allocation in computing earnings per share under the “two-class method.” The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. We adopted the provisions of FSP EITF 03-6-1 effective January 1, 2009, and have applied the provisions retrospectively to all applicable periods presented.

FASB Statement No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measures. SFAS No. 157 clarifies that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. SFAS No. 157 establishes a three-level fair value hierarchy for fair value to be measured based on the observability of the inputs utilized in the valuation. The levels are: Level 1 — inputs from quoted prices in an active market, Level 2 — inputs other than a quoted price market that are directly or indirectly observable through market corroborated inputs and Level 3 — inputs that are unobservable and require assumptions about pricing by market participants. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We elected to implement SFAS No. 157 with the one-year deferral permitted by FASB issued Staff Position No. 157-2 (FSP SFAS 157-2) for nonfinancial assets and nonfinancial liabilities, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The deferral applies to nonfinancial assets and liabilities measured at fair value in a business combination.

In October 2008, the FASB issued Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP SFAS 157-3), which clarified the application of SFAS No. 157 in an inactive market and demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP SFAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP SFAS 157-3 did not have a material effect on our results of operations or financial condition since we did not have any financial assets in inactive markets.

FASB Statement No. 159

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Entities electing the fair value option are required to recognize changes in fair value in earnings and to expense upfront costs and fees associated with each item for which the fair value option is elected. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We adopted SFAS No. 159 on January 1, 2008, with no impact to the financial statements upon adoption since we did not elect fair value treatment for any items not currently required to be measured at fair value.
FASB Statement No. 160

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in partially-owned consolidated subsidiaries and the loss of control of subsidiaries. SFAS No. 160 requires that a noncontrolling interest (previously referred to as minority interest) in a consolidated subsidiary be displayed in the consolidated balance sheet as a separate component of equity and the amount of net income attributable to the noncontrolling interest be included in consolidated net income on the face of the consolidated statement of operations. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. We adopted the provisions of SFAS No. 160 effective January 1, 2009, and have retrospectively applied the provisions to all applicable periods presented.

Pending Adoption of Recent Accounting Pronouncements

FASB Statement No. 141(R)

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which replaces SFAS No. 141 and retains the fundamental requirements in SFAS No. 141, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination. This standard defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. SFAS No. 141(R) requires an acquirer in a business combination to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. SFAS No. 141(R) becomes effective for us for any business combination with an acquisition date on or after January 1, 2009. We will evaluate the potential impact of SFAS No. 141(R) on our operating results, cash flows and financial condition for applicable transactions subsequent to 2008.

FASB Statement No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 expands the disclosure requirement for derivative instruments and hedging activities. This statement specifically requires entities to provide enhanced disclosures about its use of derivative instruments, the accounting for derivatives and related hedge items, and the related affect on an entity’s financial condition, results of operations and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008 (January 1, 2009 for us). While we are currently evaluating the impact SFAS No. 161 will have on our disclosures, the adoption of SFAS No. 161 will not affect our results of operations or financial condition.

EITF 08-6

In November 2008, the Emerging Issues Task Force issued EITF 08-6, “Accounting for Equity Method Investments” (EITF 08-6), because of questions raised regarding the application of the equity method after FASB Statement 160 and FASB Statement 141(R) were issued. This EITF issue addresses other-than-temporary impairment, the accounting for gains or losses on issuance of shares by the investee and the loss of significant influence such that the accounting method must change. EITF 08-06 is effective on a prospective basis for transactions in an investee’s shares occurring or impairments recognized in fiscal years, beginning after December 15, 2008. We do not expect EITF 08-6 to have a significant impact on the accounting for our equity investments.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

Commodity Price Risk

The potential for changes in the market value of our coal portfolio is referred to as “market risk.” Due to lack of quoted market prices and the long term, illiquid nature of the positions, we have not quantified market risk related to our portfolio of coal supply agreements. We manage our commodity price risk for our coal contracts through the use of long-term coal supply agreements, rather than through the use of derivative instruments. We sold 78% of our sales volume under coal supply agreements with terms of one year or more during 2008. As of December 31, 2008 our total unpriced planned production for 2009 was up to 3 million tons and for 2010 was up to 19 million tons.

In connection with the spin-off, we entered into long-term coal contracts with marketing affiliates of Peabody. The arrangements, except as described below under Credit Risk, have substantially similar terms and conditions as the pre-existing contractual obligations of Peabody’s marketing affiliate. These arrangements may be amended or terminated only with the mutual agreement of Peabody and Patriot.

With the addition of Magnum, our commodity risk profile has changed as our annual usage of diesel fuel has increased significantly. To manage this risk, we have entered into swap contracts with financial institutions. These derivative contracts have been designated as cash flow hedges of anticipated diesel fuel purchases. As of December 31, 2008, the notional amounts outstanding for these swaps included 9.5 million gallons of heating oil, which expire throughout 2009 and 9.0 million gallons of heating oil expiring throughout 2010. We expect to purchase approximately 25 million gallons of diesel fuel annually. Aside from these hedging activities, a $0.10 per gallon change in the price of diesel fuel would impact our annual operating costs by approximately $2 million.
Credit Risk

A major portion of our revenues is generated through sales to a marketing affiliate of Peabody, and we will continue to supply coal to Peabody on a contract basis as described above, so Peabody can meet its commitments under pre-existing customer agreements sourced from our operations. One of these arrangements with Peabody provides for the adjustment of a major existing coal sales agreement sourced from Patriot’s operations to increase the price paid to us thereunder. The term of the last pre-existing customer arrangement between Patriot and Peabody will expire on December 31, 2012. Our remaining sales are made directly to electric utilities, industrial companies and steelmakers. Therefore, our concentration of credit risk is with Peabody, as well as electric utilities and steelmakers.

Our policy is to independently evaluate each customer’s creditworthiness prior to entering into transactions and to constantly monitor the credit extended. In the event that we engage in a transaction with a counterparty that does not meet our credit standards, we will protect our position by requiring the counterparty to provide appropriate credit enhancement. When appropriate (as determined by our credit management function), we have taken steps to mitigate our credit exposure to customers or counterparties whose credit has deteriorated and who may pose a higher risk of failure to perform under their contractual obligations. These steps may include obtaining letters of credit or cash collateral, requiring prepayments for shipments or the creation of customer trust accounts held for our benefit to serve as collateral in the event of a failure to pay. While the economic recession may affect our customers, we do not anticipate that it will significantly affect our overall credit risk profile due to our credit policies.

Additionally, as of December 31, 2008, we had $142.3 million in notes receivable outstanding, arising out of the sale of coal reserves and surface land discussed above. Of this amount, 98% is from a single counterparty. Each of these notes contains a cross-collaterization provision secured primarily by the underlying coal reserves and surface land.

Item 8.	Financial Statements and Supplementary Data.

See Part IV, Item 15 of this report for information required by this Item.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Patriot Coal Corporation

We have audited the accompanying consolidated balance sheets of Patriot Coal Corporation (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of KE Ventures (an LLC in which the Company had a 73.9% ownership interest for 2006) for the year ended December 31, 2006. KE Ventures, LLC was a consolidated entity for the year ended December 31, 2006. KE Ventures, LLC’s total revenues were $103.8 million for the year ended December 31, 2006. KE Ventures, LLC’s statements for the year ended December 31, 2006, were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for KE Ventures, LLC, is based solely on the reports of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patriot Coal Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 3, 4, 7, and 13 to the consolidated financial statements, Patriot Coal Corporation has retrospectively applied certain adjustments upon adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), FSP Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Patriot Coal Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri
February 25, 2009,
Except for the retrospective adjustments described in Notes 3, 4, 7, and 13, as to which the date is May 20, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of
KE Ventures, LLC

In our opinion, the consolidated balance sheet and the related consolidated statements of operations, of members’ capital and of cash flows (not presented herein) present fairly, in all material respects, the financial position of KE Ventures, LLC (the “Company”) and its subsidiaries at December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
February 19, 2007

PATRIOT COAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands, except share and per share data)
Revenues
Sales	$1,630,873	$1,069,316	$1,142,521
Other revenues	23,749	4,046	5,398

Total revenues	1,654,622	1,073,362	1,147,919
Costs and expenses
Operating costs and expenses	1,329,259	1,109,252	1,051,872
Depreciation, depletion and amortization	125,356	85,640	86,458
Asset retirement obligation expense	19,260	20,144	24,282
Selling and administrative expenses	38,607	45,137	47,909
Net gain on disposal or exchange of assets	(7,004)	(81,458)	(78,631)

Operating profit (loss)	149,144	(105,353)	16,029
Interest expense	23,648	8,337	11,419
Interest income	(17,232)	(11,543)	(1,417)

Income (loss) before income taxes	142,728	(102,147)	6,027
Income tax provision	—	—	8,350

Net income (loss)	142,728	(102,147)	(2,323)
Net income attributable to the noncontrolling interest	—	4,721	11,169

Net income (loss) attributable to Patriot	142,728	(106,868)	(13,492)
Effect of noncontrolling interest purchase arrangement	—	(15,667)	—

Net income (loss) attributable to common stockholders	$142,728	$(122,535)	$(13,492)

Weighted average shares outstanding
Basic	64,080,998	53,511,478	N/A
Effect of dilutive securities	544,913	—	N/A

Diluted	64,625,911	53,511,478	N/A

Basic earnings per share:
Net income (loss) attributable to Patriot	$2.23	$(2.00)
Effect of noncontrolling interest purchase arrangement	—	(0.29)

Net income (loss) attributable to common stockholders	$2.23	$(2.29)	N/A

Diluted earnings per share:
Net income (loss) attributable to Patriot	$2.21	$(2.00)
Effect of noncontrolling interest purchase arrangement	—	(0.29)

Net income (loss) attributable to common stockholders	$2.21	$(2.29)	N/A

See accompanying notes to the consolidated financial statements.

PATRIOT COAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(Dollars in thousands, except share data)

ASSETS
Current assets
Cash and cash equivalents	$2,872	$5,983
Accounts receivable and other, net of allowance for doubtful accounts of $540 and $251 as of December 31, 2008 and 2007, respectively	163,556	125,985
Inventories	80,953	31,037
Below market purchase contracts acquired	8,543	—
Prepaid expenses and other current assets	12,529	6,214

Total current assets	268,453	169,219
Property, plant, equipment and mine development
Land and coal interests	2,652,224	689,338
Buildings and improvements	390,119	282,703
Machinery and equipment	658,699	330,338
Less accumulated depreciation, depletion and amortization	(540,366)	(426,090)

Property, plant, equipment and mine development, net	3,160,676	876,289
Notes receivable	131,066	126,381
Investments and other assets	62,125	27,948

Total assets	$3,622,320	$1,199,837

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$28,170	$927
Trade accounts payable and accrued expenses	413,790	183,592
Below market sales contracts acquired	324,407	—

Total current liabilities	766,367	184,519
Long-term debt, less current maturities	176,123	11,438
Asset retirement obligations	224,180	134,364
Workers’ compensation obligations	188,180	192,730
Accrued postretirement benefit costs	1,003,254	527,315
Obligation to industry fund	42,571	31,064
Below market sales contracts acquired, noncurrent	316,707	—
Other noncurrent liabilities	64,757	36,091

Total liabilities	2,782,139	1,117,521
Stockholders’ equity:
Common stock ($0.01 par value; 100,000,000 shares authorized; 77,383,199 and 53,517,536 shares issued and outstanding at December 31, 2008 and 2007, respectively)	774	536
Preferred stock ($0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding at December 31, 2008 and 2007, respectively)	—	—
Series A Junior Participating preferred stock ($0.01 par value; 1,000,000 shares authorized; no shares issued and outstanding at December 31, 2008 and 2007, respectively)	—	—
Additional paid-in capital	842,323	189,183
Retained earnings (deficit)	109,365	(33,363)
Accumulated other comprehensive loss	(112,281)	(74,040)

Total stockholders’ equity	840,181	82,316

Total liabilities and stockholders’ equity	$3,622,320	$1,199,837

See accompanying notes to the consolidated financial statements.

PATRIOT COAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

Cash Flows From Operating Activities
Net income (loss)	$142,728	$(102,147)	$(2,323)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	125,356	85,640	86,458
Accretion of below market contracts	(279,402)	—	—
Net gain on disposal or exchange of assets	(7,004)	(81,458)	(78,631)
Stock-based compensation expense	8,778	1,299	—
Dividends received from equity investments	—	—	9,935
Changes in current assets and liabilities, net of acquisitions:
Accounts receivable	60,699	(19,058)	2,043
Inventories	3,693	3,655	(7,998)
Other current assets	(1,498)	790	(3,769)
Accounts payable and accrued expenses	(5,697)	10,828	(10,932)
Interest on notes receivable	(13,113)	(10,013)	(876)
Asset retirement obligations	12,719	4,473	3,006
Workers’ compensation obligations	(5,953)	6,654	(3,163)
Accrued postretirement benefit costs	15,577	22,264	4,677
Obligation to industry fund	(3,412)	7,286	(2,253)
Other, net	9,955	(9,912)	(16,915)

Net cash provided by (used in) operating activities	63,426	(79,699)	(20,741)

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(121,388)	(55,594)	(80,224)
Additions to advance mining royalties	(11,981)	(3,964)	(6,065)
Investment in joint ventures	(16,365)	—	—
Cash acquired in business combination	21,015	—	—
Acquisitions	(9,566)	(47,733)	(44,538)
Proceeds from disposal or exchange of assets, net of notes receivable	2,077	29,426	48,168
Contractor advances, net of payments	(2,457)	—	—
Net change in receivables from/payables to former affiliates	—	132,586	84,652

Net cash provided by (used in) investing activities	(138,665)	54,721	1,993

Cash Flows From Financing Activities
Convertible note proceeds	200,000	—	—
Termination of Magnum debt facility	(136,816)	—	—
Contribution from former Parent	—	43,647	44,538
Short-term borrowing	23,000	—	—
Deferred financing costs	(10,906)	(4,726)	—
Long-term debt payments	(2,684)	(8,358)	(23,792)
Proceeds from employee stock purchases	1,002	—	—
Common stock issuance fees	(1,468)	—	—
Distribution to noncontrolling interest	—	—	(2,119)

Net cash provided by financing activities	72,128	30,563	18,627

Net increase (decrease) in cash and cash equivalents	(3,111)	5,585	(121)
Cash and cash equivalents at beginning of year	5,983	398	519

Cash and cash equivalents at end of year	$2,872	$5,983	$398

See accompanying notes to the consolidated financial statements.

PATRIOT COAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated
		Additional	Retained	Other	Former
	Common	Paid-in	Earnings	Comprehensive	Parent’s	Noncontrolling
	Stock	Capital	(Deficit)	Loss	Equity	Interest	Total
	(Dollars in thousands)
December 31, 2005	$—	$—	$—	$—	$(398,752)	$—	$(398,752)
Net loss	—	—	—	—	(13,492)	11,169	(2,323)
Increase in investment in KE Ventures, LLC from 49% to 74%	—	—	—	—	—	7,103	7,103
Dividends paid to noncontrolling interest in KE Ventures, LLC	—	—	—	—	—	(2,119)	(2,119)
SFAS No. 158 adoption impact of postretirement plans and workers’ compensation obligations (net of taxes of $0):
Accumulated actuarial loss	—	—	—	(318,614)	—	—	(318,614)
Prior service cost	—	—	—	(3,507)	—	—	(3,507)
Contribution from former Parent	—	—	—	—	44,538		44,538

December 31, 2006	—	—	—	(322,121)	(367,706)	16,153	(673,674)
Net loss	—	—	(33,363)	—	(73,505)	4,721	(102,147)
Increase in investment in KE Ventures, LLC from 74% to 100%	—	—	—	—	—	(19,825)	(19,825)
Dividends paid to noncontrolling interest in KE Ventures, LLC	—	—	—	—	—	(1,049)	(1,049)
Postretirement plans and workers’ compensation obligations (net of taxes of $0):
Changes in accumulated actuarial loss	—	—	—	91,709	—	—	91,709
Changes in prior service cost	—	—	—	(8,962)	—	—	(8,962)

Total comprehensive loss							(40,274)
Contributions from former Parent	—	—	—	—	13,647	—	13,647
Consummation of spin-off transaction on October 31, 2007	532	187,884	—	165,334	427,564		781,314
Stock-based compensation	—	1,299	—	—	—	—	1,299
Stock grants to employees	4	—	—	—	—	—	4

December 31, 2007	536	189,183	(33,363)	(74,040)	—	—	82,316
Net income	—	—	142,728	—	—	—	142,728
Postretirement plans and workers’ compensation obligations (net of taxes of $0):
Changes in accumulated actuarial loss	—	—	—	(27,866)	—	—	(27,866)
Changes in prior service cost	—	—	—	(680)	—	—	(680)
Unrealized loss on diesel fuel hedge	—	—	—	(9,695)	—	—	(9,695)

Total comprehensive income							104,487
FSP APB 14-1 adoption impact:
Convertible note discount	—	44,656	—	—	—	—	44,656
Equity issuance costs	—	(1,462)	—	—	—	—	(1,462)
Issuance of 23,803,312 shares of common stock upon acquisition, net of equity issuance fees	238	600,166	—	—	—	—	600,404
Stock-based compensation	—	8,778	—	—	—	—	8,778
Employee stock purchases	—	1,002	—	—	—	—	1,002

December 31, 2008	$774	$842,323	$109,365	$(112,281)	$—	$—	$840,181

See accompanying notes to the consolidated financial statements.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

(1)	Basis of Presentation

Description of Business

Effective October 31, 2007, Patriot Coal Corporation (Patriot) was spun-off from Peabody Energy Corporation (Peabody) and became a separate, public company traded on the New York Stock Exchange (symbol PCX). The spin-off from Peabody, including coal assets and operations in Appalachia and the Illinois Basin, was accomplished through a dividend of all outstanding shares of Patriot.

Patriot is engaged in the mining of thermal coal, also known as steam coal, for sale primarily to electric utilities and metallurgical coal, for sale to steel mills and independent coke producers. Patriot’s mining operations and coal reserves are located in the eastern and midwestern United States, primarily in West Virginia and Kentucky.

On April 2, 2008, Patriot entered into an agreement to acquire Magnum Coal Company (Magnum). Magnum was one of the largest coal producers in Appalachia, operating 11 mines and 7 preparation plants with production from surface and underground mines and controlling more than 600 million tons of proven and probable coal reserves. On July 23, 2008, Patriot consummated the acquisition of Magnum. See Note 4 for additional information on the acquisition. In conjunction with the acquisition, Patriot issued debt in order to repay Magnum’s existing senior secured indebtedness. See Note 13 for additional information.

Basis of Presentation

The consolidated financial statements include the accounts of Patriot and its wholly-owned affiliates. All significant transactions, profits and balances have been eliminated between Patriot and its subsidiaries. Patriot operates in two domestic coal segments; Appalachia and the Illinois Basin (see Note 21).

The statements of operations and cash flows and related discussions for the years ended December 31, 2007 and 2006 relate to Patriot’s historical results and may not necessarily reflect what its results of operations and cash flows will be in the future or would have been as a stand-alone company. Upon the completion of the spin-off, Patriot’s capital structure changed significantly. At the spin-off date, Patriot entered into various operational agreements with Peabody, including certain on-going agreements that enhance both the financial position and cash flows of Patriot. Such agreements include the assumption by Peabody of certain retiree healthcare liabilities and the repricing of a major coal supply agreement to be more reflective of the then current market pricing for similar quality coal.

Effective August 11, 2008, Patriot implemented a 2-for-1 stock split effected in the form of a 100% stock dividend. All share and per share amounts in these consolidated financial statements and related notes reflect this stock split, including share information related to the Convertible Senior Notes and the Magnum acquisition.

As required, Patriot adopted the following authoritative guidance effective January 1, 2009: Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB 51” (SFAS No. 160); Financial Accounting Standards Board (FASB) Staff Position (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1); and FSP Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-6-1). The consolidated financial statements reflect the retrospective application of these accounting standards. See Notes 3, 4, 7, 13, 21 and 24 for further description of these changes and their related impact on the financial statements.

(2)	Summary of Significant Accounting Policies

Sales

Patriot’s revenue from coal sales is realized and earned when risk of loss passes to the customer. Coal sales are made to customers under the terms of supply agreements, most of which are long-term (greater than one year). Under the typical terms of these coal supply agreements, title and risk of loss transfer to the customer at the mine, where coal is loaded onto the rail, barge, truck or other transportation source that delivers coal to its destination. Shipping and transportation costs are generally borne by the customer. In relation to export sales, Patriot holds inventories at port facilities where title and risk of loss do not transfer until the coal is loaded into an ocean-going vessel. The Company incurs certain “add-on” taxes and fees on coal sales. Coal sales are reported including taxes and fees charged by various federal and state governmental bodies.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Revenues

Other revenues include royalties related to coal lease agreements and farm income. Royalty income generally results from the lease or sublease of mineral rights to third parties, with payments based upon a percentage of the selling price or an amount per ton of coal produced. Certain agreements require minimum annual lease payments regardless of the extent to which minerals are produced from the leasehold, although revenue is only recognized on these payments as the mineral is mined. The terms of these agreements generally range from specified periods of 5 to 15 years, or can be for an unspecified period until all reserves are depleted.

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.

Inventories

Materials and supplies and coal inventory are valued at the lower of average cost or market. Saleable coal represents coal stockpiles that will be sold in current condition. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs.

Property, Plant, Equipment and Mine Development

Property, plant, equipment and mine development are recorded at cost. Interest costs applicable to major asset additions are capitalized during the construction period, including $0.1 million, $0.5 million and $0.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Expenditures which extend the useful lives of existing plant and equipment assets are capitalized. Maintenance and repairs are charged to operating costs as incurred. Costs incurred to develop coal mines or to expand the capacity of operating mines are capitalized. Costs incurred to maintain current production capacity at a mine and exploration expenditures are charged to operating costs as incurred, including costs related to drilling and study costs incurred to convert or upgrade mineral resources to reserves. Costs to acquire computer hardware and the development and/or purchase of software for internal use are capitalized and depreciated over the estimated useful lives.

Coal reserves are recorded at cost, or at fair value in the case of acquired businesses. Coal reserves are included in “Land and coal interests” on the consolidated balance sheets. As of December 31, 2008 and 2007, the fair value of coal reserves totaled $2.5 billion and $545.5 million, respectively. The Company is still in the process of determining the fair value of the coal reserves related to Magnum, which is preliminarily valued at $1.9 billion at December 31, 2008. For further discussion related to the acquisition see Note 4, Business Combinations. Excluding Magnum, these coal reserve amounts included $287.8 and $287.6 million at December 31, 2008 and 2007, respectively, attributable to properties where the Company was not currently engaged in mining operations or leasing to third parties and, therefore, the coal reserves were not currently being depleted. Included in the book value of coal reserves are mineral rights for leased coal interests including advance royalties. The net book value of these mineral rights, excluding Magnum, was $373.9 million and $380.1 million at December 31, 2008 and 2007, respectively. The remaining net book value of the coal reserves relates to coal reserves held by fee ownership.

Depletion of coal reserves and amortization of advance royalties are computed using the units-of-production method utilizing only proven and probable reserves (as adjusted for recoverability factors) in the depletion base. Mine development costs are principally amortized ratably over the estimated lives of the mines.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depreciation of plant and equipment (excluding life of mine assets) is computed ratably over the estimated useful lives as follows:

Years

Building and improvements	10 to 29
Machinery and equipment	1 to 20
Leasehold improvements	Shorter of life of asset, mine

In addition, certain plant and equipment assets associated with mining are depreciated ratably over the estimated life of the mine. Remaining lives vary from less than one year up to 29 years. The charge against earnings for depreciation of property, plant, equipment and mine development was $87.8 million, $60.3 million and $65.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Purchased Contract Rights

In connection with the Magnum acquisition, the Company acquired certain below market coal purchase contracts. These below market purchase contracts were recorded at their preliminarily-determined fair value, resulting in a gross asset of $42.9 million and accumulated amortization of $33.4 million as of December 31, 2008. The purchase contracts are amortized into earnings as the coal is sold to the end customer, expected to be within a year from the acquisition date and included in “Operating costs and expenses” in the consolidated statements of operations. The Company also has gross purchased contract rights associated with the KE Ventures, LLC acquisition of $6.2 million, with accumulated amortization of $4.0 million as of December 31, 2008. The current portion of these acquired contract rights is reported in “Below market purchase contracts acquired” and the long-term portion is recorded in “Investments and other assets” in the consolidated balance sheets.

Joint Ventures

The Company applies the equity method to investments in joint ventures when it has the ability to exercise significant influence over the operating and financial policies of the joint venture. The Company reviews the documents governing each joint venture to assess if it has a controlling financial interest in the joint venture to determine if the equity method is appropriate or if the joint venture should be consolidated. Investments accounted for under the equity method are initially recorded at cost, and any difference between the cost of the Company’s investment and the underlying equity in the net assets of the joint venture at the investment date is amortized over the lives of the related assets that gave rise to the difference. The Company’s pro rata share of earnings from joint ventures and basis difference amortization was expense of $0.9 million for the year ended December 31, 2008 and income of $0.1 million and $0.1 million for the years ended December 31, 2007 and 2006, respectively, which is reported in “Operating costs and expenses” in the consolidated statements of operations. The book values of the Company’s equity method investments as of December 31, 2008, and 2007 were $21.2 million and $0.7 million, respectively, and are reported in “Investments and other assets” in the consolidated balance sheets.

Sales Contract Liability

In connection with the Magnum acquisition, the Company recorded liabilities related to below market sales contracts. The below market supply contracts were recorded at their preliminarily-determined fair value when allocating the purchase price, which is accreted into earnings as the coal is shipped over a weighted average period of approximately three years. Net sales contract accretion related to the below market coal supply contracts acquired is included as a reduction of “Operating costs and expenses” in the consolidated statements of operations. The net liability at December 31, 2008 relating to these below market sales contracts was $641.1 million, including accumulated accretion of $313.3 million. The current portion of the liability is recorded in “Below market sales contracts acquired” in the consolidated balance sheets and the long-term portion of the liability is recorded in “Below market sales contracts acquired, noncurrent” in the consolidated balance sheets.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Asset Retirement Obligations

Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143) addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company’s asset retirement obligations (ARO) primarily consist of spending estimates related to reclaiming surface land and support facilities at both surface and underground mines in accordance with federal and state reclamation laws as defined by each mining permit.

ARO liabilities for final reclamation and mine closure are estimated based upon detailed engineering calculations of the amount and timing of the future cash spending for a third-party to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted, risk-free rate. Patriot records an ARO asset associated with the discounted liability for final reclamation and mine closure. The obligation and corresponding asset are recognized in the period in which the liability is incurred. The ARO asset is amortized on the units-of-production method over its expected life and the ARO liability is accreted to the projected spending date. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free rate. The Company also recognizes an obligation for contemporaneous reclamation liabilities incurred as a result of surface mining. Contemporaneous reclamation consists primarily of grading, topsoil replacement and revegetation of backfilled pit areas.

Environmental Liabilities

Included in “Other noncurrent liabilities” are accruals for other environmental matters that are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities are exclusive of claims against third parties and are not discounted. In general, costs related to environmental remediation are charged to expense.

Income Taxes

Income taxes are accounted for using a balance sheet approach in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109). Deferred income taxes are accounted for by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is established if it is “more likely than not” that the related tax benefits will not be realized. In determining the appropriate valuation allowance, projected realization of tax benefits is considered based on expected levels of future taxable income, available tax planning strategies and the overall deferred tax position.

SFAS No. 109 specifies that the amount of current and deferred tax expense for an income tax return group shall be allocated among the members of that group when those members issue separate financial statements. For purposes of the consolidated financial statements prepared for the twelve months ended December 31, 2007 and for the other periods prior to the spin-off, the Company’s income tax expense has been recorded as if it filed a consolidated tax return separate from Peabody, notwithstanding that a majority of the operations were historically included in the U.S. consolidated income tax return filed by Peabody. The Company’s valuation allowance for these periods was also determined on the separate tax return basis. Additionally, the Company’s tax attributes (i.e. net operating losses and AMT credits) for these periods have been determined based on U.S. consolidated tax rules describing the apportionment of these items upon departure (i.e. spin-off) from the Peabody consolidated group.

Peabody was managing its tax position for the benefit of its entire portfolio of businesses. Peabody’s tax strategies were not necessarily reflective of the tax strategies that the Company would have followed or will follow as a stand-alone company, nor were they necessarily strategies that optimized the Company’s stand-alone position.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Postretirement Healthcare Benefits

Postretirement benefits other than pensions are accounted for in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (SFAS No. 106), which requires the costs of benefits to be provided to be accrued over the employees’ period of active service. These costs are determined on an actuarial basis. The consolidated balance sheets as of December 31, 2008 and 2007 fully reflect the funded status of postretirement benefits.

Multi-Employer Benefit Plans

The Company has an obligation to contribute to two plans established by the Coal Industry Retiree Health Benefits Act of 1992 (the Coal Act) — the “Combined Fund” and the “1992 Benefit Plan.” A third fund, the 1993 Benefit Fund (the 1993 Benefit Plan), was established through collective bargaining, but is now a statutory plan under legislation passed in 2006. A portion of these obligations are accounted for in accordance with Emerging Issues Task Force (EITF) No. 92-13, “Accounting for Estimated Payments in Connection with the Coal Industry Retiree Health Benefit Act of 1992,” as determined on an actuarial basis. The remainder of these obligations qualify as multi-employer plans under SFAS No. 106, and expense is recognized as contributions are made.

Pension Plans

Prior to the spin-off, Patriot participated in a non-contributory defined benefit pension plan (the Peabody Pension Plan) accounted for in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS No. 87), which requires that the cost to provide the benefits be accrued over the employees’ period of active service. The Peabody Pension Plan was sponsored by one of Peabody’s subsidiaries and covered certain salaried employees and eligible hourly employees of Peabody. In connection with the spin-off, Patriot employees no longer participate in a defined benefit pension plan, and Patriot did not retain any of the assets or liabilities for the Peabody Pension Plan. Accordingly the assets and liabilities of the Peabody Pension Plan are not allocated to Patriot and are not presented in the accompanying balance sheets. However, annual contributions to the Peabody Pension Plan were made as determined by consulting actuaries based upon the Employee Retirement Income Security Act of 1974 minimum funding standard. Patriot recorded expense of $1.1 million and $3.7 million for the years ended December 31, 2007 and 2006, respectively, as a result of its participation in the Peabody Pension Plan, reflecting Patriot’s proportional share of Peabody’s expense based on the number of plan participants.

Patriot also participates in two multi-employer pension plans, the United Mine Workers of America 1950 Pension Plan (the 1950 Plan) and the United Mine Workers of America 1974 Pension Plan (the 1974 Plan). These plans qualify as multi-employer plans under SFAS No. 87, and expense is recognized as contributions are made. The plan assets of the 1950 Plan and the 1974 Plan are managed by the UMWA. See Note 16 for additional information.

Postemployment Benefits

Postemployment benefits are provided to qualifying employees, former employees and dependents, and Patriot accounts for these items on the accrual basis in accordance with SFAS No. 112 “Employers’ Accounting for Postemployment Benefits.” Postemployment benefits include workers’ compensation occupational disease, which is accounted for on the actuarial basis over the employees’ periods of active service; workers’ compensation traumatic injury claims, which are accounted for based on estimated loss rates applied to payroll and claim reserves determined by independent actuaries and claims administrators; disability income benefits, which are accrued when a claim occurs; and continuation of medical benefits, which are recognized when the obligation occurs. The Company’s consolidated balance sheets as of December 31, 2008 and 2007 fully reflect the funded status of postemployment benefits.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In particular, Patriot has significant long-term liabilities relating to retiree healthcare and work-related injuries and illnesses. Each of these liabilities is actuarially determined and uses various actuarial assumptions, including the discount rate and future cost trends, to estimate the costs and obligations for these items. In addition, the Company has significant asset retirement obligations that involve estimations of costs to remediate mining lands and the timing of cash outlays for such costs. If these assumptions do not materialize as expected, actual cash expenditures and costs incurred could differ materially from current estimates. Moreover, regulatory changes could increase the obligation to satisfy these or additional obligations.

Finally, in evaluating the valuation allowance related to deferred tax assets, various factors are taken into account, including the expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in the evaluation of the valuation allowance, a change in valuation allowance may be recorded through income tax expense in the period such determination is made.

Share-Based Compensation

The Company has an equity incentive plan for employees and eligible non-employee directors that allows for the issuance of share-based compensation in the form of restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units. The Company recognizes share-based compensation expense in accordance with SFAS No. 123(R), “Share-Based Payment”. The Company recognized compensation cost for awards with only service conditions that have a graded vesting schedule on a straight line basis over the requisite service period for each separately vesting portion of the award.

Derivatives

The Company has utilized derivative financial instruments to manage exposure to certain commodity prices. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), and related interpretive guidance require the recognition of derivative financial instruments at fair value on the consolidated balance sheet. For derivatives that are not designated as hedges, the periodic change in fair value is recorded directly to earnings. For derivative instruments that are eligible and qualify as cash flow hedges, the periodic change in fair value is recorded to “Accumulated other comprehensive income (loss)” until the contract settles or the relationship ceases to qualify for hedge accounting. In addition, if a portion of the change in fair value for a cash flow hedge is deemed ineffective during a reporting period, as defined in SFAS No. 133, the ineffective portion of the change in fair value is recorded directly to earnings. In 2008, the Company entered heating oil swap contracts to manage its exposure to diesel fuel prices. The changes in diesel fuel and heating oil prices are highly correlated thus allowing the swap contracts to be designated as cash flow hedges.

Impairment of Long-Lived Assets

Impairment losses on long-lived assets used in operations are recorded when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets under various assumptions are less than the carrying amounts of those assets. Impairment losses are measured by comparing the estimated fair value of the impaired asset to its carrying amount. No impairment losses were recorded during the periods covered by the consolidated financial statements.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business Combinations

The Company accounts for its business acquisitions using the purchase method of accounting consistent with the requirements of SFAS No. 141, “Business Combinations”. Under this method of accounting, the purchase price is allocated to the fair value of the net assets acquired. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment, and the utilization of independent valuation experts, and often involves the use of significant estimates and assumptions, including, but not limited to, assumptions with respect to future cash flows, discount rates and asset lives.

Deferred Financing Costs

The Company capitalizes costs incurred in connection with borrowings or establishment of credit facilities and issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the interest method.

Reclassifications

Certain amounts in prior periods have been reclassified to conform to the 2008 presentation.

(3)	New Accounting Pronouncements

Newly Adopted Accounting Pronouncements

FASB Staff Position APB 14-1

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 changes the accounting for the Company’s convertible notes, specifying that issuers of convertible debt instruments that may settle in cash upon conversion must bifurcate the proceeds from the debt issuance between debt and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The equity component reflects the value of the conversion feature of the notes. The Company adopted the provisions of FSP APB 14-1 effective January 1, 2009, and has retrospectively applied the provisions to its 3.25% Convertible Senior Notes issued in May 2008. See Note 13 for additional disclosures regarding the impact of adoption.
     FASB Staff Position EITF 03-6-1
In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP EITF 03-6-1 addresses that instruments granted in share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and need to be included in the earnings allocation in computing earnings per share under the “two-class method.” The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Company adopted the provisions of FSP EITF 03-6-1 effective January 1, 2009, and has applied the provisions retrospectively to all applicable periods presented. See Note 7 for additional disclosures regarding the impact of adoption.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     FASB Statement No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measures. SFAS No. 157 clarifies that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. SFAS No. 157 establishes a three-level fair value hierarchy for fair value to be measured based on the observability of the inputs utilized in the valuation. The levels are: Level 1 — inputs from quoted prices in an active market, Level 2 — inputs other than a quoted price market that are directly or indirectly observable through market corroborated inputs and Level 3 — inputs that are unobservable and require assumptions about pricing by market participants. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company elected to implement SFAS No. 157 with the one-year deferral permitted by FASB issued Staff Position No. 157-2 (FSP SFAS 157-2) for nonfinancial assets and nonfinancial liabilities, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The deferral applies to nonfinancial assets and liabilities measured at fair value in a business combination. The Company utilized SFAS No. 157 for an exchange transaction described in Note 6.

In October 2008, the FASB issued Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP SFAS 157-3), which clarified the application of SFAS No. 157 in an inactive market and demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP SFAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP SFAS 157-3 did not have a material effect on the Company’s results of operations or financial condition since it did not have any financial assets in inactive markets.
     FASB Statement No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Entities electing the fair value option are required to recognize changes in fair value in earnings and to expense upfront costs and fees associated with each item for which the fair value option is elected. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008, with no impact to the financial statements upon adoption since the Company did not elect fair value treatment for any items not currently required to be measured at fair value.
     FASB Statement No. 160

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in partially-owned consolidated subsidiaries and the loss of control of subsidiaries. SFAS No. 160 requires that a noncontrolling interest (previously referred to as minority interest) in a consolidated subsidiary be displayed in the consolidated balance sheet as a separate component of equity and the amount of net income attributable to the noncontrolling interest be included in consolidated net income on the face of the consolidated statement of operations. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The Company adopted the provisions of SFAS No. 160 effective January 1, 2009, and has retroactively applied the provisions to all applicable periods presented.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pending Adoption of Recent Accounting Pronouncements
     FASB Statement No. 141(R)

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which replaces SFAS No. 141 and retains the fundamental requirements in SFAS No. 141, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination. This standard defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. SFAS No. 141(R) requires an acquirer in a business combination to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. SFAS No. 141(R) will be effective for the Company for any business combination with an acquisition date on or after January 1, 2009.
     FASB Statement No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 expands the disclosure requirement for derivative instruments and hedging activities. This statement specifically requires entities to provide enhanced disclosures about its use of derivative instruments, the accounting for derivatives and related hedge items, and the related affect on an entity’s financial condition, results of operations and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008 (January 1, 2009 for the Company). While the Company is currently evaluating the impact SFAS No. 161 will have on its disclosures, the adoption of SFAS No. 161 will not affect the Company’s results of operations or financial condition.
     EITF 08-6

In November 2008, the Emerging Issues Task Force issued EITF 08-6, “Accounting for Equity Method Investments” (EITF 08-6), because of questions raised regarding the application of the equity method after FASB Statement 160 and FASB Statement 141(R) were issued. This EITF issue addresses other-than-temporary impairment, the accounting for gains or losses on issuance of shares by the investee and the loss of significant influence such that the accounting method must change. EITF 08-06 is effective on a prospective basis for transactions in an investee’s shares occurring or impairments recognized in fiscal years, beginning after December 15, 2008. The Company does not expect EITF 08-6 to have a significant impact on the accounting for its equity investments.

(4)	Business Combinations

Magnum Coal Company

On July 23, 2008, Patriot consummated the acquisition of Magnum. Magnum stockholders received 23,803,312 shares of newly-issued Patriot common stock and cash in lieu of fractional shares. The fair value of $25.29 per share of Patriot common stock issued to the Magnum shareholders was based on the average of Patriot stock price for the five business days surrounding and including the merger announcement date, April 2, 2008. The total purchase price was $739.0 million, including the assumption of $148.6 million of long-term debt, $11.8 million of which related to capital lease obligations. In conjunction with the acquisition, Patriot issued debt in order to repay Magnum’s existing senior secured indebtedness as discussed in Note 13. Magnum was one of the largest coal producers in Appalachia, operating 11 mines and 7 preparation plants with production from surface and underground mines and controlling more than 600 million tons of proven and probable coal reserves.

The results of operations of Magnum are included in the Appalachia Mining Operations segment from the date of acquisition. The acquisition was accounted for using the purchase method of accounting. Under this method of accounting, the purchase price is allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired, if any, is allocated to goodwill.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the preliminary estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition:

(In thousands)

Cash	$21,015
Accounts receivable, net	88,636
Inventories	53,609
Other current assets	43,008
Property, plant, equipment and mine development, net	2,261,199
Other non-current assets	11,719

Total assets acquired	2,479,186

Accounts payable and accrued expenses	240,483
Below market sales contracts acquired, current	497,882
Long-term debt	144,606
Below market sales contracts acquired, noncurrent	459,802
Accrued postretirement benefit costs	445,675
Other non-current liabilities	88,871

Total liabilities assumed	1,877,319

Net assets acquired	$601,867

As of December 31, 2008, the accounting for the acquisition is preliminary. The Company is conducting reserve studies on the acquired properties, the outcome of which will determine the fair value to be allocated to reserve assets. Additionally, the Company is in the process of preparing estimates, as well as obtaining third party estimates of fair value of coal reserves, property, plant and equipment, intangible assets and environmental liabilities.

In connection with the Magnum acquisition, the Company recorded liabilities and assets related to below market coal sales and purchase contracts. The below market supply contracts were recorded at their preliminarily-determined fair value when allocating the purchase price, resulting in a liability of $957.7 million, which is being accreted into earnings as the coal is shipped over a weighted average period of approximately three years. The below market purchase contracts were recorded at their preliminarily-determined fair value, resulting in an asset of $42.9 million, which is being amortized into earnings as the coal is acquired, expected to be within a year from the acquisition date. Net sales contract accretion related to the below market coal supply and purchase contracts acquired is included as a reduction of “Operating costs and expenses” in the consolidated statements of operations.

Based on the preliminary estimated fair values set forth above as compared to the carryover tax basis in assets and liabilities, $67.0 million of net deferred tax liability would be recorded on Magnum’s opening balance sheet. As part of the business combination, these Magnum deferred tax liabilities have impacted management’s view as to the realization of Patriot deferred tax assets, against which a full valuation allowance had previously been recorded. In such situations, SFAS 109 requires that any reduction in the acquiring company’s valuation allowance be accounted for as part of the business combination. As such, preliminary deferred tax liabilities have been offset against a release of $67.0 million of valuation allowance within purchase accounting. Any final determination of the net deferred tax liability (or net deferred tax asset) associated with the business combination will not be complete until the value of all Magnum assets and liabilities is finalized.

Upon the acquisition of Magnum, the Company performed a comprehensive strategic review of all mining complexes and their relative cost structure in order to optimize performance. As a result of this review, the Company announced plans to idle operations of both the acquired Jupiter and Remington mining complexes. The Jupiter

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

mining complex ceased operations in December 2008 and the Remington mining complex is scheduled to cease operations in March 2009. The fair value of the assets and liabilities acquired for these two mining complexes will reflect their status as idled in final purchase accounting.

The following unaudited pro forma financial information presents the combined results of operations of the Company and Magnum, on a pro forma basis, as though the companies had been combined as of January 1, 2007 and January 1, 2008, respectively.

	Year Ended December 31,
	2008	2007
	(Dollars in thousands, except per share data)

Revenues:
As reported	$1,654,622	$1,073,362
Pro forma	2,207,353	2,194,432
Net income (loss):
As reported	$146,850	$(106,868)
Pro forma	285,671	299,725
Basic earnings per share:
As reported	$2.23	$(2.00)
Pro forma	4.46	5.60
Diluted earnings per share:
As reported	$2.21	$(2.00)
Pro forma	4.42	5.60

Patriot’s historical financial information has been adjusted in the pro forma amounts above to present the results as if the spin-off from Peabody occurred on January 1, 2007 instead of October 31, 2007. The combined pro forma financial information has been further adjusted to exclude non-recurring transaction-related expenses and include purchase accounting adjustments for preliminarily-determined fair values impacting coal inventories, net sales contract accretion, depletion of coal reserves and depreciation of property, plant and equipment. This unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Magnum constituted a single entity during those periods.

KE Ventures, LLC

As of December 31, 2005, the Company owned a 49% interest in KE Ventures, LLC and accounted for the interest under the equity method of accounting. In March 2006, Patriot increased its ownership interest in the joint venture to an effective 73.9% and accordingly, fully consolidated KE Ventures, LLC effective January 1, 2006. The purchase price for the additional 24.9% interest was $44.5 million plus assumed debt. The purchase price was allocated over the various assets and liabilities in proportion to the additional ownership percentage with an additional $52.8 million allocated to coal reserves and plant and equipment included in “Property, plant, equipment and mine development” and customer contracts included in “Investments and other assets.”

In September 2007, Patriot acquired an additional 7.6% interest in KE Ventures, LLC for $13.6 million, increasing effective ownership to 81.5%. The noncontrolling holders of KE Ventures, LLC held an option which could require Patriot to purchase the remaining 18.5% of KE Ventures, LLC upon a change in control. This option became fully exercisable upon the spin-off from Peabody. The noncontrolling owners of KE Ventures, LLC exercised this option in 2007, and the Company acquired the remaining noncontrolling interest in KE Ventures, LLC on November 30, 2007 for $33.0 million. The additional purchase price of $46.6 million was allocated to the proportional percentage of assets and liabilities acquired in 2007. The purchase price was primarily allocated to coal reserves as it was the most significant asset acquired.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Because the option requiring Patriot to purchase KE Ventures, LLC was considered a mandatorily redeemable instrument outside of the Company’s control, amounts paid to the noncontrolling interest holders in excess of carrying value of the noncontrolling interest in KE Ventures, LLC was reflected as an increase in net loss attributable to common stockholders of $15.7 million in 2007. This treatment is consistent with the guidance in SEC ASR 268 “Redeemable Preferred Stock” and EITF Topic D-98 “Classification and Measurement of Redeemable Securities.” This obligation was fully redeemed as of December 31, 2007.

(5)	Risk Management and Financial Instruments

Patriot is exposed to various types of risk in the normal course of business, including fluctuations in commodity prices and interest rates. These risks are actively monitored to ensure compliance with the Company’s risk management policies. The Company manages its commodity price risk related to the sale of coal through the use of long-term, fixed-price contracts, rather than financial instruments.

Credit Risk

Patriot’s concentration of credit risk is substantially with utility customers and Peabody. In 2008, Patriot sold more than 40% of its production through a marketing affiliate of Peabody at prices paid by third-party customers (see Note 18 for additional discussion of related party transactions). Allowance for doubtful accounts was $540,000 and $251,000 at December 31, 2008 and 2007, respectively and reflects specific amounts for which risk of collection has been identified based on the current economic environment and circumstances of which the Company is aware. The Company also has $142.3 million in notes receivable as of December 31, 2008 outstanding from counterparties from the sale of coal reserves and surface lands discussed in Note 6. The current portion of these receivables was $11.1 million as of December 31, 2008 and is included in “Accounts receivable and other” on the consolidated balance sheets. Each of these notes contain a cross-collaterization provision secured primarily by the underlying coal reserves and surface lands.

The Company’s policy is to independently evaluate each customer’s creditworthiness prior to entering into transactions and to constantly monitor the credit extended. In the event that a transaction occurs with a counterparty that does not meet the Company’s credit standards, the Company may protect its position by requiring the counterparty to provide appropriate credit enhancement. When appropriate, steps have been taken to reduce credit exposure to customers or counterparties whose credit has deteriorated and who may pose a higher risk, as determined by the credit management function, of failure to perform under their contractual obligations. These steps might include obtaining letters of credit or cash collateral, requiring prepayments for shipments or the creation of customer trust accounts held for the Company’s benefit to serve as collateral in the event of failure to pay.

Commodity Price Risk

With the Magnum acquisition, the Company’s commodity risk profile changed as its annual usage of diesel fuel increased significantly. To manage this risk, the Company entered into heating oil swap contracts with financial institutions in the fourth quarter of 2008. These derivative contracts have been designated as cash flow hedges of anticipated diesel fuel purchases such that the changes in fair value of these derivatives are recorded through other comprehensive income. As of December 31, 2008, the notional amount outstanding for these swap contracts included 9.5 million gallons of heating oil, which expire throughout 2009, and 9.0 million gallons of heating oil expiring throughout 2010. At December 31, 2008, the fair value of these derivatives was a liability of $9.7 million. The Company did not recognize any gains or losses in earnings in the year ended December 31, 2008, for hedge ineffectiveness or realized gains or losses on these contracts.

Employees

As of December 31, 2008, Patriot had approximately 4,300 employees. Approximately 47% of the employees at Company operations were represented by an organized labor union and they generated approximately 41% of the

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2008 sales volume. Relations with our employees and, where applicable, organized labor, are important to the Company’s success. Union labor is represented by the United Mine Workers of America (UMWA) under labor agreements which expire December 31, 2011.

Fair Value of Financial Instruments

The Company’s heating oil swap contracts discussed above were the only financial instruments that were measured and recorded at fair value on a recurring basis at December 31, 2008. The unrealized loss of $9.7 million was recorded as a liability at December 31, 2008. The Company utilized NYMEX quoted market prices for the fair value measurement of these contracts, which reflects a Level 2 input as defined in SFAS No. 157 and discussed in Note 3.

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses have carrying values which approximate fair value due to the short maturity or the financial nature of these instruments. The fair value of notes receivable approximates the carrying value as of December 31, 2008 and 2007. At December 31, 2008, the estimated fair market value of the Company’s Convertible Senior Notes due 2013 was $100 million compared to a face value of $200 million. These notes were valued using a Level 2 input as defined in SFAS No. 157.

(6)	Net Gain on Disposal or Exchange of Assets and Other Commercial Transactions

In June 2008, Patriot entered into an agreement to swap certain leasehold coal mineral rights with another coal producer. Additionally, Patriot sold approximately 2.7 million tons of adjacent leasehold coal mineral rights in Appalachia for $1.0 million. Patriot recognized gains totaling $6.3 million on these transactions. The swap transaction was recorded at fair value in accordance with SFAS No. 153 “Exchanges of Nonmonetary Assets” and SFAS No. 157. The Company utilized Level 3 inputs as defined by SFAS No. 157 in a discounted cash flows model to calculate the fair value of the coal reserve swap due to the lack of an active, quoted market and due to the inability to use other transaction comparisons because of the unique nature of each coal seam.

Also in the second quarter of 2008, Patriot recorded a $4.9 million gain related to a structured settlement on a property transaction and received a $4.5 million settlement for past due coal royalties, which had previously been fully reserved due to the uncertainty of collection. Both transactions were recorded as “Other revenues” in the consolidated statements of operations. Additionally, in the second quarter of 2008, Patriot entered into two joint ventures for which it has contributed cash totaling $16.4 million and committed certain coal reserve rights. Patriot holds a 49% interest in each joint venture and accounts for the interests under the equity method of accounting. Patriot’s maximum exposure to loss is the value contributed plus additional future committed capital contributions, which, for one of the joint ventures, is capped at $4.1 million. The investment in these joint ventures was recorded in “Investments and other assets” in the consolidated balance sheets. One of the joint ventures commenced coal mining operations in the third quarter of 2008 and the other is expected to commence coal mining operations in 2009.

During 2007, Patriot sold approximately 88 million tons of non-strategic coal reserves and over 18,000 acres of surface land located in Kentucky for cash of $26.5 million and notes receivable of $69.4 million. Patriot recognized gains totaling $78.5 million on these transactions.

During 2006, Patriot sold coal reserves and surface land located in Kentucky and West Virginia for proceeds of $84.9 million including cash of $31.8 million and notes receivable of $53.1 million which resulted in a gain of $66.6 million. The gain from these transactions is included in “Net gain on disposal or exchange of assets” in the consolidated statements of operations.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7)	Earnings per Share

Basic earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the reporting period. Diluted earnings per share is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period. Earnings (loss) per share is not presented for periods prior to October 31, 2007, because Patriot was wholly-owned by Peabody and its affiliates prior to the spin-off.

For the year ended December 31, 2008 the effect of dilutive securities includes the dilutive impact of stock options and restricted stock units. For the year ended December 31, 2008, the Company had additional potential dilutive securities outstanding representing 0.3 million common shares related to share-based compensation awards as described in Note 23 and 3.0 million common shares related to the convertible notes issuance described in Note 13 that were not included in the computation of dilutive securities because they were anti-dilutive for that period. For the year ended December 31, 2007, 34,638 shares related to share-based compensation awards were excluded from the diluted earnings per share calculation for the Company’s common stock because they were anti-dilutive due to the net loss for that period.
For the years ended December 31, 2008 and 2007, 377,221 and 369,598 restricted stock shares, respectively, were included in the calculation of basic earnings per share as unvested participating securities as required by FSP EITF 03-6-1 as discussed in Note 3 above.

(8)	Inventories

Inventories consisted of the following:

	December 31,
	2008	2007
	(Dollars in thousands)

Saleable coal	$15,107	$13,519
Materials and supplies	52,023	13,385
Raw coal	13,823	4,133

Total	$80,953	$31,037

Saleable coal represents coal stockpiles that will be sold in current condition. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs. Materials, supplies and coal inventory are valued at the lower of average cost or market. The increase in inventories from December 31, 2007 to December 31, 2008 is primarily attributable to the Magnum acquisition.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(9)	Accumulated Other Comprehensive Loss

The following table sets forth the components of comprehensive loss:

	Net
	Actuarial Loss
	Associated with
	Postretirement	Prior Service		Total
	Plans and	Cost Associated		Accumulated
	Workers’	With	Diesel	Other
	Compensation	Postretirement	Fuel	Comprehensive
	Obligations	Plans	Hedge	Loss
	(Dollars in thousands)

December 31, 2005	$—	$—	$—	$—
SFAS No. 158 adoption impact of postretirement plans and workers’ compensation obligations	(318,614)	(3,507)	—	(322,121)

December 31, 2006	(318,614)	(3,507)	—	(322,121)
Unrealized gains (losses)	56,624	(7,656)	—	48,968
Reclassification from other comprehensive income to earnings	35,085	(1,306)	—	33,779
Retention by Peabody of certain liabilities at spin-off	165,334	—	—	165,334

December 31, 2007	(61,571)	(12,469)	—	(74,040)
Unrealized losses	(39,263)	—	(9,695)	(48,958)
Reclassification from other comprehensive income to earnings	11,397	(680)	—	10,717

December 31, 2008	$(89,437)	$(13,149)	$(9,695)	$(112,281)

Comprehensive loss differs from net income (loss) attributable to Patriot by the amount of unrealized gain or loss resulting from valuation changes of the Company’s diesel fuel hedge and adjustments related to the change in funded status of various benefit plans during the periods. For the year ended December 31, 2006, comprehensive loss was impacted by the adjustment required by SFAS No. 158 to initially record the funded status of the Company’s pension and other post-retirement benefit plans.

(10)	Leases

Patriot leases equipment and facilities, directly or through Peabody, under various non-cancelable operating lease agreements. Certain lease agreements require the maintenance of specified ratios and contain restrictive covenants that limit indebtedness, subsidiary dividends, investments, asset sales and other actions by both Peabody and Patriot. Rental expense under operating leases was $39.5 million, $30.9 million and $28.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

A substantial amount of the coal mined by Patriot is produced from mineral reserves leased from third-party land owners. Patriot leases these coal reserves under agreements that require royalties to be paid as the coal is mined. Certain of these lease agreements also require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Total royalty expense was $71.6 million, $43.2 million and $51.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum lease and royalty payments as of December 31, 2008, are as follows:

	Capital	Operating	Coal
	Leases	Leases	Reserves
	(Dollars in thousands)

2009	$4,775	$41,853	$25,056
2010	5,668	34,789	22,994
2011	593	25,947	20,672
2012	—	17,882	18,827
2013	—	10,056	18,091
2014 and thereafter	—	2,755	86,692

Total minimum lease and royalty payments	$11,036	$133,282	$192,332

Less interest	(818)

Present value of minimum capital lease payments	$10,218

During 2002, Peabody entered into a transaction with Penn Virginia Resource Partners, L.P. (PVR) whereby two Peabody subsidiaries sold 120 million tons of coal reserves in exchange for $72.5 million in cash and 2.76 million units, or 15%, of the PVR master limited partnership. Patriot participated in the transaction, selling approximately 40 million tons of coal reserves with a net book value of $14.3 million in exchange for $40.0 million. Patriot leased back the coal from PVR and pays royalties as the coal is mined. A $25.7 million gain was deferred at the inception of this transaction, and $3.2 million of the gain was recognized in each of the years 2008, 2007 and 2006. The remaining deferred gain of $6.4 million at December 31, 2008 is intended to provide for potential exposure to loss resulting from continuing involvement in the properties and will be amortized to “Operating costs and expenses” in the consolidated statements of operations over the minimum remaining term of the lease, which ends December 31, 2010.

As of December 31, 2008, certain of the Company’s lease obligations were secured by $13.4 million outstanding letters of credit under Patriot’s Credit Facility.

(11)	Trade Accounts Payable and Accrued Expenses

Trade accounts payable and accrued expenses consisted of the following:

	December 31,
	2008	2007
	(Dollars in thousands)

Trade accounts payable	$201,046	$66,811
Accrued healthcare, including post-retirement	66,509	30,120
Workers’ compensation obligations	28,225	23,778
Accrued payroll and related benefits	40,719	21,565
Accrued taxes other than income	27,646	13,339
Other accrued benefits	11,029	9,487
Accrued royalties	9,532	5,281
Accrued lease payments	4,330	1,692
Diesel fuel hedge	5,915	—
Other accrued expenses	18,839	11,519

Total trade accounts payable and accrued expenses	$413,790	$183,592

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(12)	Income Taxes

Income (loss) before income taxes was income of $146.9 million, loss of $102.1 million, and income of $6.0 million for the years ended December 31, 2008, 2007 and 2006, respectively, and consisted entirely of domestic results.

The income tax rate differed from the U.S. federal statutory rate as follows:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

Federal statutory rate	$51,398	$(35,751)	$2,110
Depletion	(16,597)	(11,281)	(15,006)
State income taxes, net of U.S. federal tax benefit	5,918	(6,911)	(2,183)
Noncontrolling interest	—	(1,652)	(3,909)
Changes in valuation allowance	(44,540)	55,183	26,864
Changes in tax reserves	960	107	172
Other, net	2,861	305	302

Total	$—	$—	$8,350

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities consisted of the following:

	December 31,
	2008	2007
	(Dollars in thousands)

Deferred tax assets:
Postretirement benefit obligations	$425,087	$233,881
Tax credits and loss carryforwards	133,860	20,346
Accrued workers’ compensation liabilities	92,199	91,925
Accrued reclamation and mine closing liabilities	98,084	53,483
Obligation to industry fund	12,672	12,672
Sales contract liabilities	274,704	—
Other	43,986	20,387

Total gross deferred tax assets	1,080,592	432,694

Deferred tax liabilities:
Property, plant, equipment and mine development, leased coal interests and advance royalties, principally due to differences in depreciation, depletion and asset writedowns	878,144	162,092

Total gross deferred tax liabilities	878,144	162,092

Valuation allowance	(202,448)	(270,602)

Net deferred tax liability	$—	$—

Deferred taxes consisted of the following:
Current deferred income taxes	$—	$—
Noncurrent deferred income taxes	—	—

Net deferred tax liability	$—	$—

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN No. 48). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Patriot adopted the provisions of FIN No. 48 on January 1, 2007, with no impact to retained earnings. At adoption and at December 31, 2008, the unrecognized tax benefits in our consolidated financial statements were immaterial, and if recognized, would not currently affect the Company’s effective tax rate as any recognition would be offset by valuation allowance. The Company does not expect any significant increases or decreases to our unrecognized tax benefits within 12 months of this reporting date.

Due to the immaterial nature of its unrecognized tax benefits and the existence of net operating loss carryforwards, the Company has not currently accrued interest on any of its unrecognized tax benefits. The Company has considered the application of penalties on its unrecognized tax benefits and has determined, based on several factors, including the existence of net operating loss carryforwards, that no accrual of penalties related to its unrecognized tax benefits is required. If the accrual of interest or penalties becomes appropriate, the Company will record an accrual as part of its income tax provision.

The Company’s deferred tax assets include net operating losses (NOL) carryforwards and alternative minimum tax (AMT) credits of $133.9 million and $20.3 million as of December 31, 2008 and 2007, respectively. The NOL carryforwards and AMT credits represent amounts apportioned to the Company in accordance with the Internal Revenue Code and Treasury Regulations at the time of the Company’s spin-off from Peabody on October 31, 2007, Magnum NOL carryforwards from periods prior to the merger, as well as taxable losses from the Company’s operations for the last two months of 2007 and for the calendar year ended December 31, 2008. The NOL carryforwards begin to expire in 2019, and the AMT credits have no expiration date.

Overall, the Company’s net deferred tax assets are offset by a valuation allowance of $202.4 million and $270.6 million as of December 31, 2008 and 2007, respectively. The valuation allowance decreased by $68.2 million for the year ended December 31, 2008 primarily as a result of the Magnum acquisition. The Company evaluated and assessed the expected near-term utilization of net operating loss carryforwards, book and taxable income trends, available tax strategies and the overall deferred tax position to determine the valuation allowance required as of December 31, 2008 and 2007.

The Federal and state income tax returns for the Magnum companies for the tax years 2005-2008 remain subject to examination by the relevant taxing authorities. The Company and the remainder of its subsidiaries were included in the consolidated Peabody income tax returns prior to November 1, 2007, with Peabody retaining all liability related to these returns. Therefore, for the Company and the remainder of its subsidiaries, Patriot only has examination exposure related to the Federal and state income tax returns for the two month tax year ended December 31, 2007.

The Company made no Federal income tax payments and made only immaterial state and local tax payments for the years ended December 31, 2008 and 2007.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(13)	Long-Term Debt

Patriot’s total indebtedness consisted of the following:

	December 31,
	2008	2007
	(Dollars in thousands)
3.25 % Convertible Senior Notes due 2013 less debt discount of $40,363	$159,637	$—
Short-term borrowings	23,000	—
Promissory notes	11,438	12,365
Capital Leases	10,218	—

Total	$204,293	$12,365

     Private Convertible Notes Issuance

On May 28, 2008, Patriot completed a private offering of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013 (the notes), including $25 million related to the underwriters’ overallotment option. The net proceeds of the offering were $193.5 million after deducting the initial purchasers’ commissions and fees and expenses of the offering and were used to repay Magnum’s credit facility at the date of acquisition. The Company has retrospectively applied the provisions of FSP APB 14-1, which was adopted on January 1, 2009, to these notes.

The Company utilized an interest rate of 8.85% to reflect the nonconvertible market rate of the Company’s offering upon issuance, which resulted in a $44.7 million discount to the convertible note balance and an increase to “Additional paid-in capital” to reflect the value of the conversion feature. The nonconvertible market interest rate was based on an analysis of similar securities trading in the market at the pricing date of the issuance, taking into account company specific data such as credit spreads and implied volatility. In addition, the Company allocated the financing costs related to the issuance of the convertible instruments between the debt and equity components. The Company will amortize the debt discount over the contractual life of the convertible notes, resulting in additional interest expense above the contractual coupon amount.

At December 31, 2008, based on the required application of FSP APB 14-1, the principal amount of the convertible notes of $200.0 million, net of the debt discount of $40.4 million, results in a long-term convertible note balance of $159.6 million. The additional interest expense resulting from the application of FSP APB 14-1 above the stated coupon rate of 3.25% for the year ended December 31, 2008 was $4.1 million, net of a $0.2 million decrease to amortization of deferred financing costs ($0.06 per share — basic and diluted).

Interest on the notes is payable semi-annually in arrears on May 31 and November 30 of each year, beginning November 30, 2008. The notes mature on May 31, 2013, unless converted, repurchased or redeemed in accordance with their terms prior to such date. The notes are senior unsecured obligations and rank equally with all of the Company’s existing and future senior debt and are senior to any subordinated debt. Patriot used the proceeds of the offering to repay Magnum’s existing senior secured indebtedness and acquisition related fees and expenses. All remaining amounts were used for other general corporate purposes.

The notes are convertible into cash and, if applicable, shares of Patriot’s common stock during the period from issuance to February 15, 2013, subject to certain conditions of conversion as described below. The conversion rate for the notes is 14.7778 shares of Patriot’s common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $67.67 per share of common stock. The conversion rate and the conversion price are subject to adjustment for certain dilutive events, such as a future stock split or a distribution of a stock dividend.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The notes require Patriot to settle all conversions by paying cash for the lesser of the principal amount or the conversion value of the notes, and by settling any excess of the conversion value over the principal amount in cash or shares, at the Company’s option.

Holders of the notes may convert their notes prior to the close of business on the business day immediately preceding February 15, 2013, only under the following circumstances: (1) during the five trading day period after any ten consecutive trading day period (the measurement period) in which the trading price per note for each trading day of that measurement period was less than 97% of the product of the last reported sale price of Patriot’s common stock and the conversion rate on each such trading day; (2) during any calendar quarter after the calendar quarter ending September 30, 2008, and only during such calendar quarter, if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on each such trading day; (3) if such holder’s notes have been called for redemption or (4) upon the occurrence of corporate events specified in the indenture. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, February 15, 2013 until the close of business on the business day immediately preceding the maturity date.

The number of shares of Patriot’s common stock that it may deliver upon conversion will depend on the price of its common stock during an observation period as described in the indenture. Specifically, the number of shares deliverable upon conversion will increase as the common stock price increases above the conversion price of $67.67 per share during the observation period. The maximum number of shares that Patriot may deliver is 2,955,560. However, if certain fundamental changes occur in Patriot’s business that are deemed “make-whole fundamental changes” in the indenture, the number of shares deliverable on conversion may increase, up to a maximum amount of 4,137,788 shares. These maximum amounts are subject to adjustment for certain dilutive events, such as a stock split or a distribution of a stock dividend.

Holders of the notes may require Patriot to repurchase all or a portion of their notes upon a fundamental change in Patriot’s business, as defined in the indenture. The holders would receive cash for 100% of the principal amount of the notes, plus any accrued and unpaid interest.

Patriot may redeem (i) some or all of the notes at any time on or after May 31, 2011, but only if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date Patriot provides the relevant notice of redemption exceeds 130% of the conversion price in effect on each such trading day, or (ii) all of the notes if at any time less than $20 million in aggregate principal amount of notes remain outstanding. In both cases, notes will be redeemed for cash at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to, but excluding, the relevant redemption date.

Under the indenture for the notes, if Patriot fails to timely file any document or report required to be filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (other than reports on Form 8-K), Patriot is required to pay additional interest on the notes of 0.50% of the principal balance of the notes. Per the guidance set forth in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), this additional interest feature is considered an embedded derivative. Management has determined the fair value of this embedded derivative is de minimis as the probability of reports not being filed timely is remote and the Company has no history of late submissions.

The notes and any shares of common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any state securities laws. The notes were only offered to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Credit Facility

Effective October 31, 2007, the Company entered into a $500 million, four-year revolving credit facility, which includes a $50 million swingline sub-facility and a letter of credit sub-facility. This facility is available for the Company’s working capital requirements, capital expenditures and other corporate purposes. As of December 31, 2008, the balance of outstanding letters of credit issued against the credit facility totaled $351 million, and $23 million short-term borrowings were outstanding under the sub-facility. As of December 31, 2007, the balance of outstanding letters of credit issued against the credit facility totaled $254 million. Availability under the credit facility was $126 million and $247 million as of December 31, 2008 and 2007, respectively. The weighted-average effective interest rate of the sub-facility was 3.99% as of December 31, 2008.

The obligations under the Company’s credit facility are secured by a first lien on substantially all of our assets, including but not limited to certain of our mines and coal reserves and related fixtures and accounts receivable. The credit facility contains certain customary covenants, including financial covenants limiting the Company’s total indebtedness (maximum leverage ratio of 2.75) and requiring minimum EBITDA coverage of interest expense (minimum interest coverage ratio of 4.0), as well as certain limitations on, among other things, additional debt, liens, investments, acquisitions and capital expenditures, future dividends and asset sales. The credit facility calls for quarterly reporting of compliance with financial covenants. The financial covenants are calculated based on pro forma results as if we acquired Magnum on January 1, 2008 and EBITDA as defined by the credit agreement. The terms of the credit facility also contain certain customary events of default, which will give the lender the right to accelerate payments of outstanding debt in certain circumstances. Customary events of default include breach of covenants, failure to maintain required ratios, failure to make principal payments or to make interest or fee payments within a grace period, and default, beyond any applicable grace period, on any of the Company’s other indebtedness exceeding a certain amount.

In connection with the merger agreement with Magnum, Patriot entered into an amendment dated as of April 2, 2008 to the credit facility. The amendment among other things, (i) permitted the merger with Magnum and the transactions contemplated by the merger agreement, (ii) increased the rate of interest applicable to loans and letters of credit fees under the credit facility and (iii) modified certain covenants and related definitions to allow for changes in permitted indebtedness, permitted liens, permitted capital expenditures and other changes in respect of Patriot and its subsidiaries in connection with the acquisition. The increase in the interest rate and the covenant modifications were effective with the closing of the acquisition. In connection with Patriot’s issuance of the convertible notes discussed above, Patriot entered into an amendment to the credit facility dated as of May 19, 2008, allowing the issuance of the convertible notes and modifying certain covenants for the period prior to the closing of the Magnum acquisition. On September 25, 2008, Patriot entered into an amendment to the credit facility allowing, among other things, permitted securitization programs without adjusting the capacity of the credit facility. At December 31, 2008 we were in compliance with the covenants of our amended credit facility.
     Promissory Notes

In conjunction with an exchange transaction involving the acquisition of Illinois Basin coal reserves in 2005, the Company entered into Promissory Notes. The Promissory Notes and related interest are payable in annual installments of $1.7 million beginning January 2008. The Promissory Notes mature in January 2017. At December 31, 2008, the short-term portion of the Promissory Notes was $1.0 million.
     Capital Lease Obligations and Other

Capital lease obligations include obligations assumed in the Magnum acquisition, primarily for mining equipment (see Note 10 for additional information on the Company’s capital lease obligations). As of December 31, 2008, “Property, plant, equipment and mine development” on the consolidated balance sheets includes approximately $7.6 million related to assets subject to capital leases and $13.5 million related to a capital lease for the Blue Creek mining complex preparation plant that is under construction.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Bridge Loan Facility

In connection with the Magnum acquisition agreement, Patriot obtained a subordinated bridge loan financing commitment, allowing it to draw up to $150 million under the related bridge loan facility at the effective date of the acquisition to repay a portion of the outstanding debt of Magnum. Patriot terminated the financing commitment on May 30, 2008, as a result of the Convertible Senior Notes issuance. Patriot recognized $1.5 million in commitment fees in connection with the financing commitment, which were included in “Interest expense” in the consolidated statements of operations.

The aggregate amounts of long-term debt maturities subsequent to December 31, 2008, including capital lease obligations, were as follows:

(Dollars in
Year of Maturity	thousands)
2009	$5,071
2010	6,596
2011	1,695
2012	1,182
2013	201,255
2014 and thereafter	5,857

Total cash payments on debt	221,656
Debt discount on convertible notes	(40,363)

Total long-term debt	$181,293

Interest paid on long-term debt was $5.2 million for the year ended December 31, 2008. Prior to the spin-off, all cash payments for interest were made by the Company’s former parent, Peabody. The following table summarizes the amount of interest cost recognized related to both the contractual interest and the accretion of the discount of the liability component of the convertible notes:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Cash interest	$16,744	$8,123	$11,419
Discount amortization	4,293	—	—
Amortization of debt issuance costs	2,611	214	—

Total interest expense	$23,648	$8,337	$11,419

(14)	Asset Retirement Obligations

Reconciliations of Patriot’s liability for asset retirement obligations were as follows:

	December 31,
	2008	2007
	(Dollars in thousands)

Balance at beginning of year	$134,364	$139,703
Liabilities incurred	203	224
Liabilities settled or disposed	(6,540)	(17,228)
Accretion expense	19,116	13,291
Revisions to estimate	1,057	7,089
Liabilities conveyed to Peabody (upon spin-off)	—	(8,715)
Liabilities acquired through acquisition	75,980	—

Balance at end of year	$224,180	$134,364

As of December 31, 2008, asset retirement obligations of $224.2 million consisted of $171.8 million related to locations with active mining operations and $52.4 million related to locations that are closed or inactive. As of December 31, 2007, asset retirement obligations of $134.4 million consisted of $102.7 million related to locations with active mining operations and $31.7 million related to locations that are closed or inactive. The credit-adjusted, risk-free interest rates were 9.00% and 6.60% at January 1, 2008 and 2007, respectively.

For the year ended December 31, 2007, the Company recorded a $1.3 million reduction in its asset retirement obligations and expense associated with the disposal of non-strategic properties and the assumption of the related reclamation liabilities by the purchaser. For the year ended December 31, 2008, no similar reduction was recorded.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2008 and 2007, Patriot had $135.5 million and $84.1 million, respectively, in surety bonds outstanding to secure the Company’s reclamation obligations or activities. As of December 31, 2007, Peabody had $19.9 million of self bonding outstanding that related to Patriot’s reclamation obligations or activities. In 2008, these self bonds were replaced with Patriot surety bonds.

As of December 31, 2008, Arch Coal, Inc. (Arch) held surety bonds of $91.9 million related to reclamation for properties acquired by Patriot in the Magnum acquisition. As a result of the acquisition, Patriot is required to post letters of credit in Arch’s favor at an increasing percentage of the accrued reclamation liabilities beginning August 2009 through February 2011.

(15)	Workers’ Compensation Obligations

Certain of Patriot’s operations are subject to the Federal Coal Mine Health and Safety Act of 1969, and the related workers’ compensation laws in the states in which the Company operates. These laws require Patriot’s operations to pay benefits for occupational disease resulting from coal workers’ pneumoconiosis (occupational disease). Provisions for occupational disease costs are based on determinations by independent actuaries or claims administrators.

Patriot provides income replacement and medical treatment for work related traumatic injury claims as required by applicable state law. Provisions for estimated claims incurred are recorded based on estimated loss rates applied to payroll and claim reserves determined by independent actuaries or claims administrators. Certain of the Company’s operations are required to contribute to state workers’ compensation funds for second injury and other costs incurred by the state fund based on a payroll-based assessment by the applicable state. Provisions are recorded based on the payroll-based assessment criteria.

The workers’ compensation provision consists of the following components:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

Service cost	$3,382	$2,971	$2,807
Interest cost	9,876	9,124	9,568
Net amortization of actuarial gains	(4,009)	(1,607)	(1,369)

Total occupational disease	9,249	10,488	11,006
Traumatic injury claims	13,261	13,160	10,984
State assessment taxes	2,546	4,373	10,388

Total provision	$25,056	$28,021	$32,378

The decline in traumatic workers’ compensation costs was primarily driven by the impact of changes in workers’ compensation law in West Virginia. Administrative fees have been reduced as a result of successfully self-administering, at a lower cost, claims that were previously administered by the state. In addition, the law changes have reduced the frequency and magnitude of claims.

The weighted-average assumptions used to determine the workers’ compensation provision were as follows:

	Year Ended December 31,
	2008	2007	2006

Discount rate:
Occupational disease	6.40%	6.00%	5.90%
Traumatic injury	5.80%	6.00%	5.90%
Inflation rate	3.50%	3.50%	3.50%

Workers’ compensation obligations consist of amounts accrued for loss sensitive insurance premiums, uninsured claims, and related taxes and assessments under black lung and traumatic injury workers’ compensation programs.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The workers’ compensation obligations consisted of the following:

	December 31,
	2008	2007
	(Dollars in thousands)

Occupational disease costs	$154,527	$155,829
Traumatic injury claims	61,878	60,679

Total obligations	216,405	216,508
Less current portion (included in Accrued expenses)	(28,225)	(23,778)

Noncurrent obligations (included in Workers’ compensation obligations)	$188,180	$192,730

As a result of the adoption of SFAS No. 158 on December 31, 2006, the accrued workers’ compensation liability recorded on the consolidated balance sheets at December 31, 2008 and 2007 reflects the accumulated benefit obligation less any portion that is currently funded. The accumulated actuarial gain that had not yet been reflected in net periodic postretirement benefit costs was included in “Accumulated other comprehensive loss.”

As of December 31, 2008 and 2007, Patriot had $189.5 million and $183.8 million, respectively, in surety bonds and letters of credit outstanding to secure workers’ compensation obligations.

The reconciliation of changes in the occupational disease liability benefit obligation was as follows:

	December 31,
	2008	2007
	(Dollars in thousands)

Change in benefit obligation:
Beginning of year obligation	$155,829	$173,924
Service cost	3,382	2,971
Interest cost	9,876	9,124
Acquisitions/divestitures	3,176	—
Net change in actuarial gain	(6,876)	(21,653)
Benefit and administrative payments	(10,860)	(8,537)

Net obligation at end of year	154,527	155,829
Change in plan assets:
Fair value of plan assets at beginning of period	—	—
Employer contributions	10,860	8,537
Benefits paid	(10,860)	(8,537)

Fair value of plan assets at end of period	—	—

Obligation at end of period	$154,527	$155,829

The liability for occupational disease claims represents the actuarially-determined present value of known claims and an estimate of future claims that will be awarded to current and former employees. The liability for occupational disease claims was based on a discount rate of 6.0% and 6.4% at December 31, 2008 and 2007, respectively. Traumatic injury workers’ compensation obligations are estimated from both case reserves and actuarial determinations of historical trends, discounted at 6.1% and 5.8% as of December 31, 2008 and 2007, respectively.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Federal Black Lung Excise Tax Refund Claims

In addition to the obligations discussed above, certain subsidiaries of Patriot are required to pay black lung excise taxes to the Federal Black Lung Trust Fund (the Trust Fund). The Trust Fund pays occupational disease benefits to entitled former miners who worked prior to July 1, 1973. Excise taxes are based on the selling price of coal, up to a maximum of $1.10 per ton for underground mines and $0.55 per ton for surface mines. The Company has a receivable for excise tax refunds of $5.8 million as of December 31, 2008, related to new legislation that allows for excise taxes paid in prior years on export coal and related interest to be refundable to the Company, which is included in “Accounts receivable and other” in the consolidated balance sheets. The refund is reflected in the consolidated statements of operations as a reduction to “Operating costs and expenses” of $2.4 million and an increase to “Interest income” of $3.4 million.

(16)	Pension and Savings Plans

Multi-Employer Pension Plans

Certain subsidiaries participate in multi-employer pension plans (the 1950 Plan and the 1974 Plan), which provide defined benefits to substantially all hourly coal production workers represented by the UMWA. Benefits under the UMWA plans are computed based on service with the subsidiaries or other signatory employers. The 1950 Plan and the 1974 Plan qualify under SFAS No. 106 as multi-employer benefit plans, which allows Patriot to recognize expense as contributions are made. The expense related to these funds was $13.5 million and $6.9 million for the years ended December 31, 2008 and 2007, respectively. There were no contributions to the multi-employer pension plans during the year ended December 31, 2006. In December 2006, the 2007 National Bituminous Coal Wage Agreement was signed, which required funding of the 1974 Plan through 2011 under a phased funding schedule. The funding is based on an hourly rate for certain UMWA workers. Under the labor contract, the per-hour funding rate increased to $2.00 in 2007 and increases each year thereafter until reaching $5.50 in 2011. The Company expects to pay approximately $19.7 million related to these funds in 2009.

Defined Contribution Plans

Patriot sponsors employee retirement accounts under a 401(k) plan for eligible salaried and non-union hourly employees of the Company (the 401(k) Plan). Patriot matches voluntary contributions to the 401(k) Plan up to specified levels. Prior to the spin-off, Peabody also sponsored a similar 401(k) plan in which eligible Patriot employees could participate. A performance contribution feature under both Patriot’s plan and Peabody’s plan allows for additional contributions based upon meeting specified performance targets. The Company recognized expense for these plans of $6.1 million, $3.4 million and $5.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

In addition, Magnum had three defined contribution plans prior to the acquisition. The first two were the Magnum Coal Company 401(k) Plan and the Day Plan, LLC. These plans matched voluntary employee contributions up to specified levels, similar to Patriot’s 401(k) Plan. Additionally, certain employees were covered by the Magnum Coal Company Defined Contribution Retirement Plan based on age and compensation. Magnum funded the plan in an amount not less than the minimum statutory funding requirements or more than the maximum amount allowed to be deducted for federal income tax purposes. Magnum’s expense under these plans was $2.4 million for the year ended December 31, 2008. These plans were merged into Patriot’s 401(k) Plan effective January 1, 2009.

(17)	Postretirement Healthcare Benefits

The Company currently provides healthcare and life insurance benefits to qualifying salaried and hourly retirees and their dependents from defined benefit plans established by Peabody and continued by Patriot after the spin-off. Plan coverage for health and life insurance benefits is provided to certain hourly retirees in accordance with the applicable labor agreement.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net periodic postretirement benefit costs included the following components:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

Service cost for benefits earned	$1,731	$981	$599
Interest cost on accumulated postretirement benefit obligation	51,472	65,964	62,385
Amortization of prior service cost	(680)	(1,306)	(2,545)
Amortization of actuarial losses	13,516	34,260	26,866

Net periodic postretirement benefit costs	$66,039	$99,899	$87,305

The following table sets forth the plans’ combined funded status reconciled with the amounts shown in the consolidated balance sheets:

	December 31,
	2008	2007
	(Dollars in thousands)

Change in benefit obligation:
Accumulated postretirement benefit obligation at beginning of period	$554,748	$1,214,032
Service cost	1,731	981
Interest cost	51,472	65,964
Participant contributions	412	840
Plan amendments	—	11,687
Acquisitions/divestitures	456,396	—
Retention by Peabody of certain liabilities	—	(615,837)
Benefits paid	(42,491)	(74,948)
Change in actuarial (gain) or loss	42,660	(47,971)

Accumulated postretirement benefit obligation at end of period	1,064,928	554,748

Change in plan assets:
Fair value of plan assets at beginning of period	—	—
Employer contributions	42,079	74,108
Participant contributions	412	840
Benefits paid and administrative fees (net of Medicare Part D reimbursements)	(42,491)	(74,948)

Fair value of plan assets at end of period	—	—

Accrued postretirement benefit obligation	1,064,928	554,748
Less current portion (included in Accrued expenses)	(61,674)	(27,433)

Noncurrent obligation (included in Accrued postretirement benefit costs)	$1,003,254	$527,315

Peabody assumed certain of the Company’s retiree healthcare liabilities at the spin-off, which are valued at $597.6 million as of December 31, 2008 and are not reflected above. These liabilities included certain obligations under the Coal Act for which Peabody and Patriot are jointly and severally liable, obligations under the 2007 National Bituminous Coal Wage Act for which the Company is secondarily liable, and obligations for certain active, vested employees of the Company.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of the adoption of SFAS No. 158 on December 31, 2006, the accrued postretirement benefit liability recorded on the consolidated balance sheets at December 31, 2008 and 2007 reflects the accumulated postretirement benefit obligation less any portion that is currently funded. The accumulated actuarial loss and prior service costs that had not yet been reflected in net periodic postretirement benefit costs were included in “Accumulated other comprehensive loss”.

The Company amortizes actuarial gains and losses using a 0% corridor with an amortization period that covers the average remaining service period of active employees (6.47 years, 6.47 years and 8.47 years utilized for 2008, 2007 and 2006, respectively). For the year ending December 31, 2009, an estimated actuarial loss of $18.4 million and an estimated gain from prior service cost of $0.6 million will be amortized from accumulated comprehensive loss into net periodic postretirement costs.

The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	Year Ended December 31,
	2008	2007

Discount rate	6.80%	6.80%
Rate of compensation increase	3.50%	3.50%
Measurement date	December 31, 2008	December 31, 2007

The weighted-average assumptions used to determine net periodic benefit cost were as follows:

	Year Ended December 31,
	2008	2007	2006

Discount rate	6.80%	6.00%	5.90%
Rate of compensation increase	3.50%	3.50%	3.50%
Measurement date	December 31, 2007	December 31, 2006	December 31, 2005

The discount rate used for Magnum for the five months of 2008 following acquisition was 7.25%. The discount rate above for 2008 was for the full twelve months.

The following presents information about the assumed healthcare cost trend rate:

	Year Ended December 31,
	2008	2007

Healthcare cost trend rate assumed for next year	9.25%	7.50%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	4.75%	4.75%
Year that the rate reaches that ultimate trend rate	2014	2013

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A one percentage-point change in the assumed healthcare cost trend would have the following effects:

	+1.0%	-1.0%
	(Dollars in thousands)

Effect on total service and interest cost components	$10,058	$(8,220)
Effect on year-end postretirement benefit obligation	127,213	(105,631)

Plan Assets

The Company’s postretirement benefit plans are unfunded.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimated Future Benefits Payments

The following benefit payments (net of retiree contributions), which reflect expected future service, as appropriate, are expected to be paid by Patriot:

Postretirement
Benefits
(Dollars in thousands)

2009	$61,674
2010	67,205
2011	75,600
2012	79,936
2013	84,488
Years 2014-2018	454,930

Medicare and Other Plan Changes

Effective January 1, 2007, the Company entered into a new labor relations agreement for certain UMWA represented employees in Appalachia. The provisions of the new agreement resulted in an actuarially determined projected increase in healthcare costs of $11.7 million primarily in relation to the elimination of certain deductibles.

Multi-Employer Benefit Plans

Retirees formerly employed by certain subsidiaries and their predecessors, who were members of the UMWA; last worked before January 1, 1976; and were receiving health benefits on July 20, 1992; receive health benefits provided by the Combined Fund, a fund created by the Coal Act. The Coal Act requires former employers (including certain entities of the Company) and their affiliates to contribute to the Combined Fund according to a formula. The Coal Act also established the 1992 Benefit Plan, which provides medical and death benefits to persons who are not eligible for the Combined Fund, who retired prior to October 1, 1994. A prior national labor agreement established the 1993 Benefit Plan to provide health benefits for retired miners not covered by the Coal Act. The 1993 Benefit Plan provides benefits to qualifying retired former employees, who retired after September 30, 1994, of certain signatory companies which have gone out of business and defaulted in providing their former employees with retiree medical benefits. Beneficiaries continue to be added to this fund as employers go out of business. The Company expects to pay $19.1 million in 2009 related to these funds.

The Surface Mining Control and Reclamation Act of 2006 (the 2006 Act), enacted in December 2006, amended the federal laws establishing the Combined Fund, 1992 Benefit Plan and the 1993 Benefit Plan. Among other things, the 2006 Act guarantees full funding of all beneficiaries in the Combined Fund, provides funds on a phased-in basis for the 1992 Benefit Plan, and authorizes the trustees of the 1993 Benefit Plan to determine the contribution rates through 2010 for pre-2007 beneficiaries. The new and additional federal expenditures to the Combined Fund, 1992 Benefit Plan, 1993 Benefit Plan and certain Abandoned Mine Land payments to the states and Indian tribes are collectively limited by an aggregate annual cap of $490 million. To the extent that (i) the annual funding of the programs exceeds this amount (plus the amount of interest from the Abandoned Mine Land trust fund paid with respect to the Combined Fund), and (ii) Congress does not allocate additional funds to cover the shortfall, contributing employers and affiliates, including some of the Company’s entities, would be responsible for the additional costs.

The Company has recorded actuarially determined liabilities representing a portion of the amount anticipated to be due to these funds. The noncurrent portion related to these obligations was $42.5 million and $31.1 million as of December 31, 2008 and 2007, respectively, and is reflected in “Obligation to industry fund” in the consolidated balance sheets. The current portion related to these obligations reflected in “Trade accounts payable and accrued expenses” in the consolidated balance sheets was $6.6 million and $5.2 million as of December 31, 2008 and 2007,

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively. Expense of $2.6 million was recognized related to these obligations for the year ended December 31, 2008, and consisted of interest discount of $2.7 million and amortization of actuarial gain of $0.1 million. Expense of $2.9 million was recognized related to these obligations for the year ended December 31, 2007, and consisted of interest discount of $2.3 million and amortization of actuarial loss of $0.6 million. Expense of $2.5 million was recognized related to these obligations for the year ended December 31, 2006, and consisted of interest discount of $2.4 million and amortization of actuarial loss of $0.1 million. The Company made payments of $6.1 million, $5.5 million and $8.3 million to these obligations for the years ended December 31, 2008, 2007 and 2006, respectively.

As a result of the adoption of SFAS No. 158 on December 31, 2006, the obligation to industry fund recorded on the consolidated balance sheets at December 31, 2008 and 2007 reflects the obligation less any portion that is currently funded. The accumulated actuarial gain that has not yet been reflected in expense as of December 31, 2008 and 2007 was $0.8 million and $0.6 million, respectively, and is included in “Accumulated other comprehensive loss.”

A portion of these funds qualifies under SFAS No. 106 as multi-employer benefit plans, which allows the Company to recognize expense as contributions are made. The expense related to these funds was $11.8 million, $15.9 million and $6.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Pursuant to the provisions of the Coal Act and the 1992 Benefit Plan, the Company was required to provide security in an amount equal to three times the annual cost of providing healthcare benefits for all individuals receiving benefits from the 1992 Benefit Plan who are attributable to the Company, plus all individuals receiving benefits from an individual employer plan maintained by the Company who are entitled to receive such benefits. Beginning in 2007, the amount of security the Company was required to provide for the 1992 Benefit Plan was reduced to one times the annual cost to provide the above mentioned healthcare benefits.

(18)	Related Party Transactions

Prior to the spin-off, Patriot routinely entered into transactions with Peabody and its affiliates. The terms of these transactions were outlined in agreements executed by Peabody and its affiliates.

The Company sold 12.1 million tons of coal resulting in revenues of $578.1 million for the year ended December 31, 2008; 21.6 million tons of coal resulting in revenues of $1.03 billion for the year ended December 31, 2007; and 24.3 million tons of coal resulting in revenues of $1.13 billion for the year ended December 31, 2006 to a marketing affiliate of Peabody, which negotiated and maintained coal sales contracts. These sales were made at prices paid by outside third-party customers, with the exception in 2008 of one major coal supply agreement which was re-priced to reflect the then market price as part of the spin-off from Peabody. As of December 31, 2008, “Accounts receivable and other” on the consolidated balances sheets included $34.8 million of outstanding trade receivables from Peabody related to coal sales. As of December 31, 2007, the majority of the “Accounts receivable and other” on the consolidated balance sheets represented outstanding trade receivables from Peabody related to coal sales.

Selling and administrative expenses include $37.3 million and $47.9 million for the twelve months ended December 31, 2007 and 2006, respectively, for services provided by Peabody and represent an allocation of Peabody general corporate expenses to all of its mining operations, both foreign and domestic, based on principal activity, headcount, tons sold and revenues as applicable to the specific expense being allocated. The allocated expenses generally reflected service costs for: marketing and sales, legal, finance and treasury, public relations, human resources, environmental engineering and internal audit. Different general accounting allocation bases or methods could have been used and could have resulted in significantly different results. The allocation from Peabody was not necessarily indicative of the selling and administrative expenses that would have been incurred if Patriot had been an independent entity.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Patriot recognized interest expense of $4.1 million and $5.0 million for the twelve months ended December 31, 2007 and 2006, respectively, related to a $62.0 million intercompany demand note payable to Peabody, which was forgiven at spin-off.

Patriot entered into certain agreements with Peabody to provide transition services following the spin-off. As of September 30, 2008, Peabody is no longer providing support to Patriot. For the twelve months ended December 31, 2008, transition service expenses were $1.4 million, and are included in “Selling and administrative expenses” in the consolidated statements of operations.

In 2007 and 2006, the Company received contributions from Peabody of $43.6 million and $44.5 million, respectively, primarily for the funding of acquisitions.

In June 2007, Peabody exchanged numerous oil and gas rights and assets owned throughout its operations, including some owned by Patriot, for coal reserves in West Virginia and Kentucky. Peabody did not allocate gain recognized from this transaction to Patriot but contributed to Patriot approximately 28 million tons of West Virginia coal reserves. These reserves are located in the Pittsburgh coal seam adjacent to Patriot’s Federal No. 2 mining operations and were valued at $45.2 million.

ArcLight Energy Partners Fund I L.P. (ArcLight) is a significant stockholder of Patriot due to its former ownership of Magnum. In January 2007, ArcLight purchased from a third party rights to a royalty stream based on coal mined on certain properties, and then leased the rights to one of Magnum’s operations. Royalty payments to ArcLight for the period from July 23, 2008 to December 31, 2008 were approximately $475,000.

(19)	Guarantees

In the normal course of business, Patriot is a party to guarantees and financial instruments with off-balance-sheet risk, such as bank letters of credit, performance or surety bonds and other guarantees and indemnities, which are not reflected in the accompanying consolidated balance sheets. Such financial instruments are valued based on the amount of exposure under the instrument and the likelihood of required performance. Management does not expect any material losses to result from these guarantees or off-balance-sheet instruments.

Letters of Credit and Bonding

The Company’s letters of credit and surety bonds in support of the Company’s reclamation, lease, workers’ compensation and other obligations were as follows as of December 31, 2008:

			Workers’	Retiree
	Reclamation	Lease	Compensation	Health
	Obligations	Obligations	Obligations	Obligations	Other(1)	Total
	(Dollars in thousands)

Surety Bonds	$135,506	$—	$—	$—	$19,487	$154,993
Letters of Credit	92,239	13,399	189,488	49,849	5,841	350,816

	$227,745	$13,399	$189,488	$49,849	$25,328	$505,809

(1)	Other includes letters of credit and surety bonds related to collateral for surety companies and bank guarantees, road maintenance and performance guarantees.

Additionally, as of December 31, 2007, Peabody continued to guarantee certain bonds (self bonding) related to Patriot liabilities that had not yet been replaced by Patriot surety bonds. Patriot replaced these Peabody self bonds in 2008.

As of December 31, 2008, Arch Coal, Inc. (Arch) held surety bonds of $93.6 million related to properties acquired by Patriot in the Magnum acquisition, of which $91.9 million related to reclamation. As a result of the

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquisition, Patriot is required to post letters of credit in Arch’s favor at an increasing percentage of the accrued reclamation liabilities beginning August 2009 through February 2011.

In relation to an exchange transaction involving the acquisition of Illinois Basin coal reserves in 2005, the Company guaranteed bonding for a partnership in which it formerly held an interest. The aggregate amount that the Company guaranteed was $2.8 million and the fair value of the guarantee recognized as a liability was $0.3 million as of December 31, 2008. The Company’s obligation under the guarantee extends to September 2015.

Other Guarantees

Patriot is the lessee or sublessee under numerous equipment and property leases. It is common in such commercial lease transactions for Patriot, as the lessee, to agree to indemnify the lessor for the value of the property or equipment leased, should the property be damaged or lost during the course of Patriot’s operations. Patriot expects that losses with respect to leased property would be covered by insurance (subject to deductibles). Patriot and certain of its subsidiaries have guaranteed other subsidiaries’ performance under their various lease obligations. Aside from indemnification of the lessor for the value of the property leased, Patriot’s maximum potential obligations under their leases are equal to the respective future minimum lease payments, assuming no amounts could be recovered from third parties.

(20)	Commitments and Contingencies

Commitments

As of December 31, 2008, purchase commitments for capital expenditures were $68.1 million.

Other

At times Patriot becomes a party to claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business. Management believes that the ultimate resolution of such pending or threatened proceedings is not reasonably likely to have a material effect on Patriot’s financial position, results of operations or cash flows. The Company’s significant legal proceedings are discussed below.

Flood Litigation

2001 Flood Litigation

One of the Company’s subsidiaries, Catenary Coal Company, LLC (Catenary), has been named as defendant, along with various other property owners, coal companies, timbering companies and oil and natural gas companies, in connection with alleged damages arising from flooding that occurred on July 8, 2001 in various watersheds primarily located in southern West Virginia (referred to as the 2001 flood litigation). Pursuant to orders from the West Virginia Supreme Court of Appeals, the cases are being handled as mass litigation, and a panel of three judges was appointed to handle the matters that have been divided between the judges pursuant to the various watersheds.

One of the cases, in the Upper Guyandotte River watershed, went to trial against two defendants, both of which were land holding companies, to determine whether the plaintiffs could establish liability. The jury found in favor of the plaintiffs, but the judge in this matter set aside the verdict stating he committed reversible error by allowing certain testimony of the plaintiffs’ experts. The judge went on to address the core foundation necessary to prevail in the flood litigation in his order, which is whether the plaintiffs can scientifically establish that a certain flood event caused and/or contributed to injury and, if so, who caused the injury and what persons were injured by such conduct. An appeal of this order was filed with the West Virginia Supreme Court of Appeals. The West Virginia Supreme Court issued its decision reversing the trial judge’s order and remanded the matter to the Mass Litigation Panel for further disposition.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the Coal River watershed of the 2001 flood litigation, another judge in the panel provided an opportunity for the plaintiffs to amend their complaints to more specifically identify, among other things, the defendants’ specific injury-causing conduct, and the amount of damages sustained by each plaintiff. The plaintiffs were unable to meet the pleading standard announced by the judge and in January 2007, the judge entered an order that granted defendants’ motions to dismiss with prejudice. An appeal of this order was filed with the West Virginia Supreme Court of Appeals. The West Virginia Supreme Court issued its decision reversing the trial judge’s order and remanded the matter to the Mass Litigation Panel for further disposition.

Pursuant to the purchase and sale agreement related to Magnum, Arch Coal, Inc. (Arch) indemnifies the Company against claims arising from certain pending litigation proceedings, including the 2001 flood litigation, which obligation will continue indefinitely. The failure of Arch to satisfy its indemnification obligations under the purchase agreement could have a material adverse effect on the Company.

2004 Flood Litigation

In 2006, Hobet Mining, LLC (Hobet) and Catenary, two of the Company’s subsidiaries, were named as defendants along with various other property owners, coal companies, timbering companies and oil and natural gas companies, arising from flooding that occurred on May 30, 2004 in various watersheds primarily located in southern West Virginia. This litigation is pending before two different judges in the Circuit Court of Logan County, West Virginia.

In the first action, the plaintiffs have asserted that (i) Hobet failed to maintain an approved drainage control system for a pond on land on, near, and/or contiguous to the sites of flooding; and (ii) Hobet participated in the development of plans to grade, blast, and alter the land on, near, and/or contiguous to the sites of the flooding. Hobet has filed a motion to dismiss both claims based upon the assertion that insufficient facts have been stated to support the claims of the plaintiffs.

In the second action, on behalf of Catenary and Hobet, motions to dismiss have been filed, asserting that the allegations asserted by the plaintiffs are conclusory in nature and likely deficient as a matter of law. Most of the other defendants also filed motions to dismiss. Both actions were stayed during the pendency of the appeals to the West Virginia Supreme Court of Appeals in the 2001 flood litigation.

The outcome of the West Virginia flood litigation is subject to numerous uncertainties. Based on the Company’s evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated. However, based on current information, the Company believes this matter is likely to be resolved without a material adverse effect on its financial condition, results of operations and cash flows.

Clean Water Act Permit Issues

The federal Clean Water Act and corresponding state and local laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the United States. In particular, the Clean Water Act requires effluent limitations and treatment standards for wastewater discharge through the NPDES program. NPDES permits, which the Company must obtain for both active and historical mining operations, govern the discharge of pollutants into water and require regular monitoring and reporting and set forth performance standards. States are empowered to develop and enforce “in stream” water quality standards, which are subject to change and must be approved by the EPA. In stream standards vary from state to state.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental claims and litigation in connection with our various NPDES permits, and related Clean Water Act issues, include the following:

EPA Consent Decree

In February 2009, the Company announced that it had entered into a consent decree with the EPA and the West Virginia Department of Environmental Protection (WVDEP) to resolve certain claims under the Clean Water Act and the West Virginia Water Pollution Control Act relating to its NPDES permits at several mining operations in West Virginia. The consent decree does not cover issues related to discharge limits for selenium, and it is subject to public comment, which could result in delays, modifications, or even withdrawal of the consent decree. Under the current terms of the consent decree, the Company is obligated to pay a civil penalty of $6.5 million in 2009. The Company also could be subject to stipulated penalties in the future for failure to comply with certain permit requirements as well as certain other terms of the consent decree. Because the Company’s operations are complex and it periodically experiences exceedances of its permit limitations, it is possible that the Company will have to pay stipulated penalties in the future, but the Company does not expect the amounts of any such penalties would be material. The civil penalty of $6.5 million was included in the estimated fair value of acquired environmental liabilities accrued as part of the Magnum acquisition purchase accounting described in Note 4.

The consent decree also requires the Company to implement an enhanced company-wide environmental management system, which will include regular compliance audits, electronic tracking and reporting, and annual training for all employees and contractors with environmental responsibilities. In addition, the Company will complete several stream restoration projects in consultation with the EPA and WVDEP. These latter requirements could result in incremental operating costs in addition to the $6.5 million civil penalty. Initial estimates ranging from $3 million to $6 million of incremental costs could increase or decrease as the Company implements the various requirements.

In a separate administrative proceeding with the WVDEP, the Company has agreed to pay a civil penalty of $315,000 for past violations of NPDES permits held by certain subsidiaries.

Apogee Coal Company, LLC (Apogee)

In 2007, Apogee, a subsidiary of the Company, was sued in the U.S. District Court for the Southern District of West Virginia by the Ohio Valley Environmental Coalition, Inc. (OVEC) and another environmental group (pursuant to the citizen suit provisions of the Clean Water Act). The Company refers to this lawsuit as the Federal Apogee Case. This lawsuit alleges that Apogee has violated water discharge limits for selenium set forth in one of its NPDES permits. The lawsuit seeks fines and penalties as well as injunctions prohibiting Apogee from further violating laws and its permit.

Currently, there is no reasonably available technology that has been proven effective at addressing selenium exceedances in mining outfalls. As a result, the WVDEP has deferred the obligations to comply with the selenium discharge limits in most permits related to mining outfalls until April 2010. However, on May 28, 2008, the judge in the Federal Apogee Case determined that the attempted deferral of the selenium discharge limits set forth in the relevant Apogee permit failed to meet certain procedural requirements and ordered Apogee to develop and implement a treatment plan or to show cause of its inability to do so. After a July 2008 hearing, the judge ordered Apogee to submit a report specifying an explanation of the treatment alternatives under consideration. After Apogee submitted its report, the judge entered an order requiring complete installation of treatment no later than May 31, 2009, and final compliance with the selenium discharge limits in Apogee’s NPDES permit no later than June 30, 2009.

The Company is actively engaged in studying potential solutions to controlling selenium discharges and is installing treatment facilities at various permitted outfalls in an effort to comply with the deadlines established in the Federal Apogee Case. The potential solutions identified to date, some of which have been provided to the court,

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have not been proven to be effective and otherwise may not be feasible due to a range of problems concerning technological issues, prohibitive implementation costs and other issues. While the Company is actively continuing to explore options, there can be no assurance as to when a definitive solution will be identified and implemented. As a result, it is possible that the Company will be unable to meet the court order. While these selenium discharge issues generally relate to historical rather than ongoing mining operations, any failure to meet the deadlines or to otherwise comply with selenium limits in the Company’s permits could result in further litigation against the Company, an inability to obtain new permits or to maintain existing permits, the incurrence of significant and material fines and penalties or other costs and could otherwise materially adversely affect the Company’s results of operations, cash flows and financial condition.

Penalties related to the Company’s violations of the selenium discharge limits under its NPDES permit will be addressed at a separate hearing before the court in November 2009, and the Company may be subject to further penalties in the event it is unable to comply with the deadlines established by the court’s August 2008 order. Finally, the Company will likely incur significant costs related to the investigations and ultimate installation and maintenance of treatment facilities designed to control selenium discharges. The amount of these civil penalties and other costs may be significant, although the Company is unable to reasonably estimate such costs at this time.

The outcome of this litigation is subject to numerous uncertainties. Based on the Company’s evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated.

Hobet

In 2007, Hobet was sued for exceedances of effluent limits contained in its NPDES permits in state court in Boone County by the WVDEP. The Company refers to this case as the WVDEP Action. In 2008, OVEC and another environmental group filed a lawsuit against Hobet and WVDEP in the U.S. District Court for the Southern District of West Virginia (pursuant to the citizen suit provisions of the Clean Water Act). The Company refers to this case as the Federal Hobet Case. The Federal Hobet Case involves the same NPDES permits that are the subject of the WVDEP Action in state court. However, the Federal Hobet Case is focused exclusively on selenium exceedances in permitted water discharges, while the WVDEP Action addresses several pollutant discharge limits including selenium.

The WVDEP Action was resolved by a settlement and consent order entered in the Boone County circuit court on September 5, 2008. As part of the settlement, the Company agreed to pay approximately $1.5 million in civil penalties, with $500,000 due immediately and the remaining approximately $1 million payable in ten monthly installments. The settlement also requires the Company to complete five supplemental environmental projects estimated to cost approximately $2.6 million, many of which focus on identifying methods for treatment of selenium discharges and studying the effects of selenium on aquatic wildlife. Finally, the Company agreed to make gradual reductions in its selenium discharges from its Hobet Job 21 Surface Mine, achieving full compliance with its NPDES permits by April 2010, and to study potential treatments for wastewater runoff.

Following the WVDEP Action settlement, motions to dismiss and for summary judgment have been filed by both sides and are pending in the Federal Hobet Case. To date, the federal court has dismissed all injunctive claims asserted by the plaintiffs as moot because of the WVDEP Action settlement. However, the federal court is still considering a pending motion to dismiss plaintiffs’ claims for civil penalties. The Company expects to pay an additional penalty relating to the period of time not covered by the WVDEP Action settlement, which could exceed $100,000, but which the Company does not anticipate will be material. It is also possible that the federal court would hold that the plaintiffs continue to maintain viable claims for additional civil penalties.

As a result of the litigation involving Apogee and Hobet, the process of applying for new permits has become more time-consuming and complex, the review and approval process is taking longer, and in certain cases, new

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

permits may not be issued. The lack of proven treatment methods for selenium discharges also causes uncertainty as to the magnitude of the Company’s future liability. Based on the Company’s evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated.

Comprehensive Enviromental Response, Compensation and Liability Act (CERCLA)

CERCLA and similar state laws create liability for investigation and remediation in response to releases of hazardous substances in the environment and for damages to natural resources. Under CERCLA and many similar state statutes, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault. These regulations could require the Company to do some or all of the following: (i) remove or mitigate the effects on the environment at various sites from the disposal or release of certain substances; (ii) perform remediation work at such sites; and (iii) pay damages for loss of use and non-use values.

Although waste substances generated by coal mining and processing are generally not regarded as hazardous substances for the purposes of CERCLA and similar legislation and are generally covered by SMCRA, some products used by coal companies in operations, such as chemicals, and the disposal of these products are governed by CERCLA. Thus, coal mines currently or previously owned or operated by the Company, and sites to which the Company has sent waste materials, may be subject to liability under CERCLA and similar state laws. A predecessor of one of the Company’s subsidiaries has been named as a potentially responsible party at a third-party site, but given the large number of entities involved at the site and the Company’s anticipated share of expected cleanup costs, the Company believes that its ultimate liability, if any, will not be material to the Company’s financial condition and results of operations.

Other Environmental Litigation

Apogee has been sued, along with eight other defendants, including Monsanto Company, Pharmacia Corporation and Akzo Nobel Chemicals, Inc. by certain plaintiffs in state court in Putnam County, West Virginia. The lawsuits were filed in October 2007, but not served on Apogee until February 2008, and each are identical except for the named plaintiff. They each allege personal injury occasioned by exposure to dioxin generated by a plant owned and operated by certain of the other defendants during production of a chemical, 2,4,5-T, from 1949-1969. Apogee is alleged to be liable as the successor to the liabilities of a company that owned and/or controlled a dump site known as the Manila Creek landfill, which allegedly received and incinerated dioxin-contaminated waste from the plant. The lawsuits seek class action certification as well as compensatory and punitive damages for personal injury. Under the terms of the governing lease, Monsanto has assumed the defense of these lawsuits and has agreed to indemnify Apogee for any related damages. The failure of Monsanto to satisfy its indemnification obligations under the lease could have a material adverse effect on the Company.

One of the Company’s subsidiaries operated the Eagle No. 2 mine located near Shawneetown, Illinois from 1969 until closure of the mine in July of 1993. In 1999, the State of Illinois brought a proceeding before the Illinois Pollution Control Board against the subsidiary alleging that groundwater contamination due to leaching from a coal waste pile at the mine site violated state standards. The subsidiary has developed a remediation plan with the State of Illinois and is in litigation with the Illinois Attorney General’s office with respect to its claim for a civil penalty of $1.3 million.

On December 31, 2008, 45 related lawsuits were filed by 116 plaintiffs against several coal companies, including one of the Company’s subsidiaries in the Circuit Court of Boone County, West Virginia. The plaintiffs in each case allege contamination of their drinking water wells from slurry impoundments in Boone County. The lawsuits seek property damages, personal injury damages and medical monitoring costs. Because of the early stage of the lawsuits, we are unable to predict the likelihood of success of the plaintiffs’ claims, though the Company intends to vigorously defend against all claims.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The outcome of this other environmental litigation is subject to numerous uncertainties. Based on the Company’s evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated. However, based on current information, the Company believes these matters are likely to be resolved without a material adverse effect on the Company’s financial condition, results of operations and cash flows.

(21)	Segment Information

Patriot reports its operations through two reportable operating segments, Appalachia and Illinois Basin. The Appalachia and Illinois Basin segments primarily consist of Patriot’s mining operations in West Virginia and Kentucky, respectively. The principal business of the Appalachia segment is the mining, preparation and sale of thermal coal, sold primarily to electric utilities and metallurgical coal, sold to steel and coke producers. The principal business of the Illinois Basin segment is the mining, preparation and sale of thermal coal, sold primarily to electric utilities. For the twelve months ended December 31, 2008, 79% of Patriot’s sales were to electricity generators and 21% to steel and coke producers. For the twelve months ended December 31, 2008 and 2007, Patriot’s revenues attributable to foreign countries, based on where the product was shipped, were $241.3 million and $120.8 million, respectively. Patriot utilizes underground and surface mining methods and produces coal with high and medium Btu content. Patriot’s operations have relatively short shipping distances from the mine to most of its domestic utility customers and certain metallurgical coal customers. “Corporate and Other” includes selling and administrative expenses, net gains on disposal or exchange of assets and costs associated with past mining obligations.

Patriot’s chief operating decision makers use Adjusted EBITDA as the primary measure of segment profit and loss. Adjusted EBITDA is defined as net income (loss) attributable to Patriot before deducting net interest expense; income taxes; noncontrolling interest; asset retirement obligation expense; depreciation, depletion and amortization; and net sales contract accretion excluding back-to-back coal purchase and sales contracts. The net contract accretion on the back-to-back coal purchase and sale contracts reflects the net accretion related to certain coal purchase and sales contracts existing prior to July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. Because Segment Adjusted EBITDA is not calculated identically by all companies, Patriot’s calculation may not be comparable to similarly titled measures of other companies.

Operating segment results for the year ended December 31, 2008 were as follows:

			Corporate
	Appalachia	Illinois Basin	and Other(1)	Consolidated
	(Dollars in thousands)

Revenues	$1,370,979	$283,643	$—	$1,654,622
Adjusted EBITDA	172,994	13,155	(141,911)	44,238
Additions to property, plant, equipment and mine development	107,358	10,893	3,137	121,388
Loss from equity affiliates	(915)	—	—	(915)

Operating segment results for the year ended December 31, 2007 were as follows:

			Corporate
	Appalachia	Illinois Basin	and Other(1)	Consolidated
	(Dollars in thousands)

Revenues	$821,116	$252,246	$—	$1,073,362
Adjusted EBITDA	89,850	11,862	(101,281)	431
Additions to property, plant, equipment and mine development	48,955	6,639	—	55,594
Income from equity affiliates	63	—	—	63

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating segment results for the year ended December 31, 2006 were as follows:

			Corporate
	Appalachia	Illinois Basin	and Other(1)	Consolidated
	(Dollars in thousands)

Revenues	$890,198	$257,721	$—	$1,147,919
Adjusted EBITDA	204,827	(1,900)	(76,158)	126,769
Additions to property, plant, equipment and mine development	72,236	7,988	—	80,224
Income from equity affiliates	60	—	—	60

(1)	Corporate and Other results include the gains on disposal of assets discussed in Note 6.

A reconciliation of Adjusted EBITDA to net income (loss) attributable to Patriot follows:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Consolidated Adjusted EBITDA	$44,238	$431	$126,769
Depreciation, depletion and amortization	(125,356)	(85,640)	(86,458)
Sales contract accretion	249,522	—	—
Asset retirement obligation expense	(19,260)	(20,144)	(24,282)
Interest expense	(23,648)	(8,337)	(11,419)
Interest income	17,232	11,543	1,417
Income tax provision	—	—	(8,350)

Net income (loss)	142,728	(102,147)	(2,323)
Net income attributable to noncontrolling interest	—	(4,721)	(11,169)

Net income (loss) attributable to Patriot	$142,728	$(106,868)	$(13,492)

(22)	Stockholders’ Equity

Common Stock

On October 31, 2007, the spin-off of Patriot from Peabody was completed and holders of Peabody common stock received a dividend of one share of Patriot common stock for each ten shares of Peabody common stock that they owned. The Company has 100 million authorized shares of $0.01 par value common stock. Each share of common stock will be entitled to one vote in the election of directors and all other matters submitted to stockholder vote. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock, the holders of common stock will possess all voting power. The holders of common stock do not have cumulative voting rights. In general, all matters submitted to a meeting of stockholders, other than as described below, shall be decided by vote of a majority of the shares of Patriot’s common stock. Directors are elected by a plurality of the shares of Patriot’s common stock.

Subject to preferences that may be applicable to any series of preferred stock, the owners of Patriot’s common stock may receive dividends when declared by the Board of Directors. Common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders upon liquidation, dissolution or winding up of the Company, whether voluntarily or not. The common stock will have no preemptive or similar rights.

Effective August 11, 2008, the Company implemented a two-for-one stock split on all shares of its common stock. All share and per share amounts in these consolidated financial statements and related notes reflect the stock split.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes common share activity from October 31, 2007 to December 31, 2008:

Shares
Outstanding

October 31, 2007	53,141,880
Stock grants to employees	375,656

December 31, 2007	53,517,536
Stock grants to employees	5,697
Employee stock purchases	56,654
Shares issued to Magnum shareholders	23,803,312

December 31, 2008	77,383,199

Preferred Stock

In addition to the common stock, the Board of Directors is authorized to issue up to 10 million shares of $0.01 par value preferred stock. The authorized preferred shares include one million shares of Series A Junior Participating Preferred Stock. Patriot’s certificate of incorporation authorizes the Board of Directors, without the approval of the stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of the common stock. Patriot believes that the ability of the Board to issue one or more series of preferred stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. There were no outstanding shares of preferred stock as of December 31, 2008.

Preferred Share Purchase Rights Plan and Series A Junior Participating Preferred Stock

The Board of Directors of Patriot adopted a stockholders rights plan pursuant to the Rights Agreement with American Stock Transfer & Trust Company (the Rights Agreement). In connection with the Rights Agreement, on October 31, 2007, the Company filed the Certificate of Designations of Series A Junior Participating Preferred Stock (the Certificate of Designations) with the Secretary of State of the State of Delaware. Pursuant to the Certificate of Designations, the Company designated 1,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock having the designations, rights, preferences and limitations set forth in the Rights Agreement. Each preferred share purchase right represents the right to purchase one-half of one-hundredth of a share of Series A Junior Participating Preferred Stock.

The rights have certain anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire Patriot on terms not approved by the Board of Directors, except pursuant to any offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Board since the rights may be redeemed by the Company at a nominal price prior to the time that a person or group has acquired beneficial ownership of 15% or more of common stock. Thus, the rights are intended to encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Board. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in Patriot’s equity securities or seeking to obtain control of the Company. To the extent any potential acquirers are deterred by the rights, the rights may have the effect of preserving incumbent management in office. There were no outstanding shares of Series A Junior Participating Preferred Stock as of December 31, 2008.

The Company has not paid cash dividends and does not anticipate that it will pay cash dividends on its common stock in the near term. The declaration and amount of future dividends, if any, will be determined by the Company’s Board of Directors and will be dependent upon covenant limitations in the Company’s credit facility and other debt

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreements, the Company’s financial condition and future earnings, the Company’s capital, legal and regulatory requirements, and other factors the Board deems relevant.

(23)	Stock-Based Compensation

The Company has one equity incentive plan for employees and eligible non-employee directors that allows for the issuance of share-based compensation in the form of restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units. Members of the Company’s Board of Directors are eligible for deferred stock unit grants at the date of their election and annually. This plan has 5.2 million shares of the Company’s common stock available for grant, with 2.5 million shares available for grant as of December 31, 2008. Additionally, the Company has established an employee stock purchase plan that provides for the purchase of up to 2.0 million shares of the Company’s common stock, with 1.9 million shares available for grant as of December 31, 2008.

Share-based compensation expense of $7.3 million and $1.3 million was recorded in “Selling and administrative expenses” in the consolidated statements of operations at December 31, 2008 and 2007, respectively, and $0.6 million was recorded in “Operating costs and expenses” for the year ended December 31, 2008. Share-based compensation expense included $1.4 million and $0.3 million related to awards from restricted stock and stock options granted by Peabody to Patriot employees prior to spin-off for the years ended December 31, 2008 and 2007, respectively. As of December 31, 2008, the total unrecognized compensation cost related to nonvested awards granted after the spin-off was $7.5 million, net of taxes, which is expected to be recognized over seven years. As of December 31, 2008, the total unrecognized compensation cost related to nonvested awards granted by Peabody prior to the spin-off was $1.7 million, net of taxes, which is expected to be recognized through 2011.

Restricted Stock

The Company has restricted stock agreements in place for grants to employees and service providers of the Company and its subsidiaries and affiliates. Generally, these agreements provide that restricted stock issued will fully vest on the third anniversary of the date the restricted stock was granted to the employee or service provider. However, the restricted stock will fully vest sooner if a grantee terminates employment with or stops providing services to the Company because of death or disability, or if a change in control occurs (as such term is defined in the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan (the Equity Plan)).

A summary of restricted stock award activity is as follows:

		Weighted
	Year Ended	Average
	December 31,	Grant-Date
	2008	Fair Value

Nonvested at January 1, 2008	375,656	$18.75
Granted	54,681	54.60
Forfeited	(48,984)	20.01

Nonvested at December 31, 2008	381,353	23.73

Extended Long-Term Incentive Restricted Stock Units

The Company has extended long-term incentive restricted stock units agreements in place for grants to employees and service providers. These agreements grant restricted stock units that vest over time as well as restricted stock units that vest based upon the Company’s financial performance. In general, the restricted stock units that vest over time will be 50% vested on the fifth anniversary of the initial date of grant, 75% vested on the sixth such anniversary and 100% vested on the seventh such anniversary. However, the restricted stock units that vest over time will fully vest sooner if a grantee terminates employment with or stops providing services to the

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company because of death or disability, or if a change in control occurs (as such term is defined in the Equity Plan). The performance-based restricted stock units vest according to a formula described in the form of Extended Long-Term Incentive Restricted Stock Units Agreement, which is primarily based on the Company’s financial performance as measured by EBITDA, return on equity and leverage ratios. The achievements of the performance-based unit calculations is determined on December 31 following the fifth, sixth and seventh anniversaries of the initial grant date. The Company estimated the number of performance-based units that are expected to vest and utilized this amount in the calculation of the stock-based compensation expense related to these awards. Any changes to this estimate will impact stock-based compensation expense in the period the estimate is changed.

In addition, the Company has deferred stock units agreements in place for grants to non-employee directors of Patriot. These agreements provide that the deferred stock units will fully vest on the first anniversary of the date of grant, but only if the non-employee director served as a director for the entire one-year period between the date of grant and the first anniversary of the grant. However, the deferred stock units will fully vest sooner if a non-employee director ceases to be a Patriot director due to death or disability, or if a change in control occurs (as such term is defined in the Equity Plan). Any unvested deferred stock units will be forfeited if a non-employee director terminates service with Patriot for any reason other than death or disability prior to the first anniversary of the grant date. After vesting, the deferred stock units will be settled by issuing shares of Patriot common stock equal to the number of deferred stock units, and the settlement will occur upon the earlier of (i) the non-employee director’s termination of service as a director or (ii) the third anniversary of the grant date or a different date chosen by the non-employee director, provided the date was chosen by the non-employee director prior to January 1 of the year in which the director received the grant.

A summary of restricted stock time units and deferred stock units award activity is as follows:

		Weighted
	Year Ended	Average
	December 31,	Grant-Date
	2008	Fair Value

Nonvested at January 1, 2008	509,438	$18.75
Granted	105,835	34.01
Forfeited	(71,558)	19.18
Vested	(37,340)	18.75

Nonvested at December 31, 2008	506,375	21.88

As of December 31, 2008, there were 37,340 deferred stock units vested that had an aggregate intrinsic value of $0.7 million.

A summary of restricted stock performance units award activity is as follows:

		Weighted
	Year Ended	Average
	December 31,	Grant-Date
	2008	Fair Value

Nonvested at January 1, 2008	708,164	$18.75
Granted	78,524	60.20
Forfeited	(107,336)	19.18

Nonvested at December 31, 2008	679,352	23.47

Extended Long-Term Incentive Non-Qualified Stock Option

The Company has extended long-term incentive non-qualified stock option agreements in place for grants to employees and service providers of Patriot. Generally, the agreements provide that any option awarded will become

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exercisable in three installments. The option shall be 50% exercisable on the fifth anniversary of the date of grant, 75% exercisable on the sixth such anniversary and 100% exercisable on the seventh such anniversary. However, the option will become fully exercisable sooner if a grantee terminates employment with or stops providing services to Patriot because of death or disability, or if a change in control occurs (as such term is defined in the Equity Plan). No option can be exercised more than ten years after the date of grant, but the ability to exercise the option may terminate sooner upon the occurrence of certain events detailed in the form Extended Long-Term Incentive Non-Qualified Stock Option Agreement. Each award will be forfeited if the grantee terminates employment with or stops providing services to Patriot for any reason other than death or disability prior to the time the award becomes vested. As of December 31, 2008, there were no stock options vested or exercisable. There is no intrinsic value for the outstanding options as of December 31, 2008.

A summary of non-qualified stock option outstanding activity is as follows:

			Weighted
		Weighted	Average
	Year Ended	Average	Remaining
	December 31,	Exercise	Contractual
	2008	Price	Life

Outstanding at January 1, 2008	1,109,346	$18.75
Granted	128,618	60.20
Forfeited	(168,234)	19.20

Outstanding at December 31, 2008	1,069,730	23.66	8.835

The Company recognizes share-based compensation expense in accordance with SFAS No. 123(R), “Share-Based Payment”. The Company used the Black-Scholes option pricing model to determine the fair value of stock options. Determining the fair value of share-based awards requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise and the associated volatility. The Company utilized U.S. Treasury yields as of the grant date for its risk-free interest rate assumption, matching the treasury yield terms to the expected life of the option. The Company utilized a seven-year peer historical lookback to develop its expected volatility. Expected option life assumptions were developed by taking the weighted average time to vest plus the weighted average holding period after vesting.

	Year Ended December 31,
	2008	2007

Weighted-average fair value	$10.33	$15.34
Risk-free interest rate	3.55%	4.22%
Expected option life	6.69 years	6.69 years
Expected volatility	47.61%	30.64%
Dividend yield	0%	0%

Employee Stock Purchase Plan

Based on the Company’s employee stock purchase plan, eligible full-time and part-time employees are able to contribute up to 15% of their base compensation into this plan, subject to a fair market value limit of $25,000 per person per year as defined by the Internal Revenue Service (IRS). Effective January 1, 2008, employees are able to purchase Company common stock at a 15% discount to the lower of the fair market value of the Company’s common stock on the initial or final trading dates of each six-month offering period. Offering periods begin on January 1 and July 1 of each year. The fair value of the six-month “look-back” option in the Company’s employee stock purchase plan is estimated by adding the fair value of 0.15 of one share of stock to the fair value of 0.85 of an option on one share of stock. The Company issued 56,654 shares of common stock and recognized $0.7 million expense in “Selling and administrative expenses” and $0.1 million in “Operating costs and expenses” for the year

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended December 31, 2008 related to its employee stock purchase plan. The Company issued no shares of common stock and recognized no expense for the year ended December 31, 2007 related to its employee stock purchase plan.

(24)	Summary Quarterly Financial Information (Unaudited)

A summary of the unaudited quarterly results of operations for the years ended December 31, 2008 and 2007, is presented below. Patriot common stock is listed on the New York Stock Exchange under the symbol “PCX.”

	Year Ended December 31, 2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Dollars in thousands except per share and stock price data)

Revenues	$284,334	$339,680	$489,583	$541,025
Operating profit (loss)	(4,905)	16,917	72,394	64,738
Net income (loss) attributable to Patriot	(3,066)	11,236	71,199	63,359
Basic earnings per share	$(0.06)	$0.21	$0.99	$0.82
Diluted earnings per share	$(0.06)	$0.21	$0.99	$0.82
Weighted average shares used in calculating basic earnings per share	53,518,744	53,512,286	71,681,084	77,382,195
Stock price — high and low prices	$28.49-$16.77	$80.69-$23.48	$76.22-$26.92	$26.85-$5.26

	Year Ended December 31, 2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Dollars in thousands except per share and stock price data)

Revenues	$269,663	$256,221	$293,301	$254,177
Operating loss	(10,698)	(4,392)	(39,823)	(50,440)
Net loss attributable to Patriot	(11,951)	(5,814)	(39,451)	(49,652)
Basic and diluted loss attributable to common stockholders per share	N/A	N/A	N/A	$(0.93)
Weighted average shares used in calculating basic earnings per share	N/A	N/A	N/A	53,511,478
Stock price — high and low prices	N/A	N/A	N/A	$21.50-$13.58

PATRIOT COAL CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
DECEMBER 31, 2008

	Balance	Charged to				Balance
	Beginning	Costs and				at End of
Description	of Period	Expenses	Deductions(1)	Other		Period
	(Dollars in thousands)

Year Ended December 31, 2006
Reserves deducted from asset accounts:
Advance royalty recoupment reserve	$4,836	$—	$—	$(120	)(2)	$4,716
Reserve for materials and supplies	1,519	—	(61)	—		1,458
Allowance for doubtful accounts	92	160	—	—		252
Year Ended December 31, 2007
Reserves deducted from asset accounts:
Advance royalty recoupment reserve	4,716	—	—	(1,985	)(3)	2,731
Reserve for materials and supplies	1,458	74	—	(1,252	)(3)	280
Allowance for doubtful accounts	252	—	(1)	—		251
Year Ended December 31, 2008
Reserves deducted from asset accounts:
Advance royalty recoupment reserve	2,731	—	—	12	(4)	2,743
Reserve for materials and supplies	280	288	—	843	(4)	1,411
Allowance for doubtful accounts	251	399	(110)	—		540

(1)	Reserves utilized, unless otherwise indicated.

(2)	Peabody restructured entities which resulted in the reclassification of advances and related reserves.

(3)	Balance transferred to Peabody as part of Patriot spin-off.

(4)	Balance reflects Magnum activity since acquisition on July 23, 2008.